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The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133410

SUBJECT TO COMPLETION, DATED JUNE 1, 2006

Prospectus Supplement
(to Prospectus dated April 19, 2006)

7,000,000 Shares

Diana Shipping Inc.

Common Stock

        We are offering 7,000,000 shares of our common stock in this offering. Our common stock is listed on the New York Stock Exchange under the symbol "DSX." On May 31, 2006, the closing price of our common stock on the New York Stock Exchange was $10.97 per share.

        See the section entitled "Risk Factors" beginning on page S-10 of this prospectus supplement and on page 7 of the accompanying prospectus to read about the risks you should consider before buying shares of our common stock.

        Each share of our common stock includes one right that, under certain circumstances, entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discount	$	$

Proceeds, Before Expenses, To Us	$	$

        The underwriters have a 30-day option to purchase up to 1,050,000 additional shares of our common stock from us to cover any over-allotments.

        Delivery of shares will be made on or about June     , 2006.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.		Wachovia Securities
BB&T Capital Markets	Dahlman Rose & Co., LLC	Morgan Keegan & Company, Inc.

The date of this prospectus supplement is June     , 2006

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

        If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

DRY BULK SHIPPING INDUSTRY DATA

        The discussions contained under the sections of this prospectus supplement entitled "Business" and "The International Dry Bulk Shipping Industry" have been reviewed by Drewry Shipping Consultants Limited, or Drewry, which has confirmed to us that they accurately describe the international dry bulk shipping industry, subject to the reliability of the data supporting the statistical and graphical information presented in this prospectus supplement.

        The statistical and graphical information we use in this prospectus supplement has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

        This section summarizes some of the information and consolidated financial statements that appear later in this prospectus. As an investor or prospective investor, you should read this entire prospectus supplement and the accompanying prospectus and incorporated information carefully, including the risk factors and financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. In this prospectus supplement, references to "Diana Shipping Inc.," "we," "us," "our company" and "our" refer to Diana Shipping Inc. and its subsidiaries. References to our "fleet" refer to the twelve Panamax dry bulk carriers and one Capesize dry bulk carrier that we currently own and operate. References to our "fleet manager" or to "DSS" refer to Diana Shipping Services S.A., our fleet manager, which we acquired as of April 1, 2006.

Our Company

        We are Diana Shipping Inc., a Marshall Islands company that owns and operates dry bulk carriers that transport iron ore, coal, grain and other dry cargoes along worldwide shipping routes.

        Our fleet consists of twelve modern Panamax dry bulk carriers and one Capesize dry bulk carrier that, as of March 31, 2006, had a combined carrying capacity of 1.1 million dwt and a weighted average age of 3.8 years. We have also entered into an agreement to acquire one additional Panamax dry bulk carrier that is currently under construction that we expect to take delivery of in July 2006.

        During 2005, we had a fleet utilization of 99.7%, our vessels achieved daily time charter equivalent rates of $27,838 and we generated revenues of $103.1 million. During the first quarter of 2006, we had a fleet utilization of 99.6%, our vessels achieved daily time charter equivalent rates of $20,165 and we generated revenues of $24.2 million. During 2003, 2004, 2005 and the first quarter of 2006, we recorded net income of $9.5 million, $60.1 million, $65.0 million and $11.7 million, respectively.

        Our objective is to expand our presence in the dry bulk shipping industry. In furtherance of this objective, we took delivery of two newly built Panamax dry bulk carriers, two secondhand Panamax dry bulk carriers and one secondhand Capesize dry bulk carrier in 2005. In addition, in January 2006, we took delivery of one additional newly built Panamax dry bulk carrier and have entered into an agreement in principle to acquire one further Panamax dry bulk carrier, which we expect to take delivery of in July 2006.

        The following table presents certain information concerning the dry bulk carriers in our fleet.

Vessel	Operating Status(1)	Dwt	Age(2)	Sister Ship(3)
Nirefs	Delivered Jan. 2001	75,311	5.2 years	A
Alcyon	Delivered Feb. 2001	75,247	5.1 years	A
Triton	Delivered March 2001	75,336	5.0 years	A
Oceanis	Delivered May 2001	75,211	4.8 years	A
Dione	Acquired May 2003	75,172	5.2 years	A
Danae	Acquired July 2003	75,106	5.2 years	A
Protefs	Delivered Aug. 2004	73,630	1.6 years	B
Calipso	Delivered Feb. 2005	73,691	1.2 years	B
Pantelis SP	Delivered Feb. 2005	169,883	7.1 years	—
Clio	Delivered May 2005	73,691	0.9 years	B
Erato	Acquired Nov. 2005	74,444	1.6 years	C
Thetis	Acquired Nov. 2005	73,583	1.7 years	B
Coronis	Delivered Jan. 2006	74,381	0.2 years	C
TBN(4)	Expected acquisition July 2006	73,600	0.0 years	B

(1)
A vessel's delivery date refers to the date that a newly built vessel was delivered to us by the shipbuilding yard. A vessel's acquisition date refers to the date that a secondhand vessel was acquired by us from its previous owner.

(2)
As of March 31, 2006.

(3)
Each dry bulk carrier is a sister ship of each other bulk carrier that has the same letter.

(4)
We have entered into an agreement in principle to acquire this vessel. We expect to enter into an agreement prior to the closing of this offering, pursuant to which we will be granted an option to purchase the vessel subject to the approval of our board of directors. We expect our board of directors to approve the purchase of this vessel if this offering is successfully completed.

        We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel's operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. We also pay (through our fleet manager) commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter. As of April 1, 2006, we acquired our fleet manager, Diana Shipping Services, S.A., and have brought the commercial and technical management of our vessels in-house.

        We strategically monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, adjust the charter hire periods for our vessels according to prevailing market conditions. Historically, we have employed our vessels on primarily short-term time charters that have ranged in duration from a few days to 13 months, which we believe have provided us with flexibility in responding to market developments and have assisted us in enhancing the amount of charter hire that we are paid. As contemplated by our business strategy, however, we have also entered into time charters in excess of 18 months for five of the vessels in our fleet. We may in the future extend the charter periods for additional vessels in our fleet to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters.

Credit Facility

        In February 2005, we entered into a $230.0 million secured revolving credit facility with The Royal Bank of Scotland Plc., which was amended on May 24, 2006 with a supplemental agreement increasing the facility amount to $300.0 million. Our credit facility also permits us to borrow up to $50.0 million for working capital including the $20.0 million used for the acquisition of the fleet manager. Because our strategy involves limiting the amount of debt that we have outstanding, we intend to draw funds under our credit facility to fund acquisitions and, as necessary, our working capital needs and to repay our acquisition related debt from time to time with the net proceeds of future equity issuances.

        The credit facility has a term of ten years from May 24, 2006, which we refer to as the availability date, and we are permitted to borrow up to the facility limit, provided that conditions to drawdown are satisfied and that borrowings do not exceed 75% of the aggregate value of the mortgaged vessels. The facility limit will be $300.0 million for a period of six years from the availability date at which time the facility limit will be reduced to $285.0 million. Thereafter, the facility limit will be reduced by $15.0 million semi-annually over a period of four years with a final reduction of $180.0 million at the time of the last semi-annual reduction.

        Our obligations under the credit facility are secured by a first priority or preferred ship mortgage on twelve vessels in our fleet (excluding the Coronis) and a first assignment of all freights, earnings, insurances and requisition compensation. We may grant additional security from time to time in the future.

        Our credit facility does not prohibit us from paying dividends as long as an event of default has not occurred and we are not, and after giving effect to the payment of the dividend would not be, in breach of a covenant. If we incur debt under the credit facility, however, the amount of cash that we have available to distribute as dividends in a period may be reduced by any interest or principal payments that we are required to make.

        Currently, we have a $71.4 million principal balance outstanding under our revolving credit facility, of which $20.0 million has been drawn for the acquisition of our fleet manager.

        Please see the section of this prospectus entitled "Business—Credit Facility" for further information concerning our credit facility.

Dividend Policy

        Our policy is to declare quarterly distributions to stockholders by each February, May, August and November substantially equal to our available cash from operations during the previous quarter after cash expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, and after taking into account contingent liabilities, the terms of our credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

        In times when we have debt outstanding, we intend to calculate our dividends per share as if we were financed entirely with equity as described in the section of this prospectus entitled "Dividend Policy."

        Since our initial public offering, we paid a dividend of $0.08 per share in June 2005, representing our results of 14 days of operations for the first quarter of 2005, and dividends per share of $0.54, $0.465 and $0.40 representing our results of operations for the last three quarters of 2005. We also declared a dividend of $0.345 per share in May 2006, representing our results of operations for the first quarter of 2006, which we will pay on or about June 8, 2006 to our stockholders of record as of May 18, 2006. The common shares that are issued in this offering will not be entitled to receive this dividend.

        We believe that under current law, our dividend payments from earnings and profits constitute "qualified dividend income" and as such will generally be subject to a 15% United States federal income tax rate with respect to non-corporate individual stockholders. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. We note that in 2005, legislation was introduced in the United States Senate, which, if enacted in its present form, would preclude dividends received after the date of enactment from qualifying as "qualified dividend income." The legislation was referred to committee, but no further action has been taken with respect to the proposal. Please see the sections of this prospectus entitled "Dividend Policy" and "Tax Considerations" for additional information regarding dividend payments generally.

Our Competitive Strengths

        We believe that we possess a number of strengths that provide us with a competitive advantage in the dry bulk shipping industry:

  •
  We own a modern, high quality fleet of dry bulk carriers. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

  •
  Our fleet includes three groups of sister ships. We believe that maintaining a fleet that includes sister ships enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. The uniform nature of sister ships also improves our operating efficiency by allowing our fleet manager to apply the technical knowledge of one vessel to all vessels of the same series, and creates economies of scale that enable us to realize cost savings when maintaining, supplying and crewing our vessels.

  •
  We have an experienced management team. Our management team consists of experienced executives who have on average more than 20 years of operating experience in the shipping industry and have demonstrated ability in managing the commercial, technical and financial areas of our business. Our management team is led by Mr. Simeon Palios, a qualified naval architect and engineer who has 39 years of experience in the shipping industry.

  •
  Internal management of vessel operations. As of April 1, 2006 we acquired our fleet manager and now conduct all of the commercial and technical management of our vessels in-house. We believe that providing our own commercial and technical management gives us a competitive advantage over many of our competitors by allowing us to more closely monitor our operations and offer a high quality of performance, reliability and efficiency.

  •
  We benefit from strong relationships with members of the shipping and financial industries. We have developed strong relationships with major international charterers, shipbuilders and financial institutions that we believe are the result of the quality of our operations, the strength of our management team and our reputation for dependability.

  •
  We have a strong balance sheet and a relatively low level of indebtedness. We believe that our strong balance sheet and relatively low level of indebtedness will increase the amount of funds that we may draw under our credit facility in connection with future acquisitions and enable us to use cash flow that would otherwise be dedicated to debt service for other purposes, including funding operations and making dividend payments.

Our Business Strategy

        Our main objective is to manage and expand our fleet in a manner that enables us to pay attractive dividends to our stockholders. To accomplish this objective, we intend to:

  •
  Continue to operate a high quality fleet. We intend to limit our acquisition of ships to vessels that meet rigorous industry standards and that are capable of meeting charterer certification requirements. We intend to preserve the quality of our fleet through regular inspections of our vessels and a comprehensive maintenance program.

  •
  Strategically expand the size of our fleet. We intend to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to dividends per share. We expect to focus our dry bulk carrier acquisitions primarily on Panamax and Capesize dry bulk carriers. We intend to continue to monitor developments in market conditions regularly and expect to acquire vessels in the future when those acquisitions would, in our view, present favorable investment opportunities.

  •
  Pursue an appropriate balance of short-term and long-term time charters. We historically have chartered our vessels to customers primarily pursuant to short-term time charters, which we believe have generally increased our flexibility in responding to market developments and assisted us in enhancing the amount of charter hire that we are paid. We have also entered into time charters in excess of 18 months for five of the vessels in our fleet and may in the future extend the charter periods for additional vessels to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters.

  •
  Maintain a strong balance sheet with low leverage. In the future, we expect to draw funds under our credit facility to fund vessel acquisitions. We intend to repay our acquisition related debt from time to time with the net proceeds of equity issuances. We intend to limit the amount of indebtedness that we have outstanding at any time to relatively conservative levels.

  •
  Maintain low cost, highly efficient operations. We intend to actively monitor and control vessel operating expenses without compromising the quality of our vessel management by utilizing regular inspection and maintenance programs, employing and retaining qualified crew members and taking advantage of the economies of scale that result from operating sister ships.

  •
  Capitalize on our established reputation. We intend to capitalize on our reputation for maintaining high standards of performance, reliability and safety in establishing and maintaining relationships with major international charterers who consider the reputation of a vessel owner and operator when entering into time charters and with shipyards and financial institutions who consider reputation to be an indicator of creditworthiness.

Corporate Structure

        Diana Shipping Inc. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30 (210) 947-0100. Our website address is www.dianashippinginc.com. The information on our website is not a part of this prospectus.

The Offering

Common stock offered by this prospectus supplement	7,000,000 shares
Underwriters' over-allotment option	1,050,000 shares
Common stock to be outstanding immediately after this offering (1)	52,000,000 shares
Use of proceeds
We estimate that we will receive net proceeds of approximately $ million from the issuance of new shares of our common stock in this offering assuming that the underwriter's over-allotment option is not exercised. We intend to use such proceeds to fund the purchase price of approximately $39.6 million of one Panamax dry bulk carrier that we have entered into an agreement in principle to acquire and use the balance of the net proceeds of this offering to repay $ million of indebtedness that we have incurred under our credit facility. We intend to apply any amounts not used for such purposes to general corporate purposes.
New York Stock Exchange listing	Shares of our common stock are listed on the New York Stock Exchange under the symbol "DSX."

(1)
Assuming the over-allotment option is not exercised.

Risk Factors

        Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth in the section entitled "Risk Factors" beginning on page S-10 of this prospectus supplement and on page 7 of the accompanying prospectus.

Summary Consolidated Financial and Other Data

        The following table sets forth our summary consolidated financial and other operating data. The summary consolidated financial data in the table as of and for the three years ended December 31, 2005 are derived from our audited consolidated financial statements. The summary consolidated financial data as of and for the three months ended March 31, 2005 and 2006 are derived from our unaudited consolidated financial statements. We refer you to the footnotes to our consolidated financial statements for a discussion of the basis on which our consolidated financial statements are presented. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2006. In accordance with standard shipping industry practice, we have not obtained historical operating data for secondhand vessels that we have acquired from third parties, as that data was not material to our decision to purchase the vessels. Accordingly, we have not included any historical financial data relating to the results of operations of secondhand vessels from the period before our acquisitions of those vessels.

        The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in our annual report on Form 20-F for the year ended December 31, 2005 filed with the SEC on April 13, 2006, and in our report on Form 6-K filed with the SEC on June 1, 2006 incorporated by reference herein, and our unaudited interim consolidated financial statements, related notes and other financial information for the three months ended March 31, 2006, included herein.

	As of and for the Year Ended December 31,			As of and for the Three Months Ended March 31,
	2003	2004	2005	2005	2006
	(in thousands of U.S. dollars, except for share and per share data)
Income Statement Data:
Voyage and time charter revenues	$25,277	$63,839	$103,104	$23,906	$24,179
Voyage expenses	1,549	4,330	6,480	1,634	1,755
Vessel operating expenses	6,267	9,514	14,955	3,176	4,927
Depreciation and amortization of deferred charges	3,978	5,087	9,943	1,879	3,757
Management fees	728	947	1,731	363	572
Executive management services and rent	1,470	1,528	455	342	76
General and administrative expenses	123	300	2,871	430	824
Foreign currency (gains) losses	20	3	(30)	(8)	10

Operating income	11,142	42,130	66,699	16,090	12,258
Interest and finance cost, net	(1,680)	(2,165)	(2,731)	(1,677)	(785)
Interest income	27	136	1,022	142	243
Gain on sale of vessel	—	19,982	—	—	—

Net income	$9,489	$60,083	$64,990	$14,555	$11,716

Earnings per share, basic and diluted	$0.37	$2.17	$1.72	$0.49	$0.26

Weighted average shares outstanding, basic and diluted	25,340,596	27,625,000	37,765,753	29,550,000	45,000,000

Other Financial Data:
Cash and cash equivalents	$7,441	$1,758	$21,230	$35,329	$19,418
Total current assets	9,072	3,549	26,597	36,805	24,737
Total assets	134,494	155,636	341,949	259,345	373,985
Total current liabilities	9,107	11,344	4,667	5,186	4,619
Long-term debt (including current portion)	82,628	92,246	12,859	—	51,169
Total stockholders' equity	48,441	59,052	324,158	253,925	317,950
Net cash flow provided by operating activities	15,218	47,379	69,256	17,754	15,605
Net cash flow used in investing activities	(52,723)	(11,778)	(169,241)	(72,232)	(37,917)
Net cash flow provided by (used in) financing activities	43,079	(41,284)	119,457	88,049	20,500
Fleet Data
Average number of vessels(1)	5.1	6.3	9.6	8.0	12.7
Number of vessels at end of period	6.0	7.0	12.0	9.0	13.0
Weighted average age of fleet (in years)	2.9	3.4	3.8	3.8	3.8
Fleet utilization(2)	99.6%	99.8%	99.7%	99.3%	99.6%
Time charter equivalent (TCE) rate(3)	$12,812	$25,661	$27,838	$30,805	$20,165

(1)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.

(2)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades or special surveys. Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances, and are used to measure the aggregate number of days in a period during which the vessels actually generate revenues. Available days are the number of our ownership days, which are the aggregate number of days in a period during which each vessel in our fleet has been owned by us, less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels, and are used to measure the number of days in a period during which vessels should be capable of generating revenues.

(3)
Time charter equivalent rates, or TCE rates, are defined as our voyage and time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel) expenses, canal charges and commissions. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters because charter hire rates for vessels on voyage charters generally are not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The following table reflects the calculation of our TCE rates for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
	(in thousands of U.S. dollars, except for TCE rates, which are expressed in U.S. dollars, and available days)
Voyage and time charter revenues	$25,277	$63,839	$103,104	$23,906	$24,179
Less: voyage expenses	(1,549)	(4,330)	(6,480)	(1,634)	(1,755)

Time charter equivalent revenues	$23,728	$59,509	$96,624	$22,272	$22,424

Available days	1,852	2,319	3,471	723	1,112
Time charter equivalent (TCE) rate	$12,812	$25,661	$27,838	$30,805	$20,165

RISK FACTORS

        You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment in our common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our common stock.. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results or cash available for dividends or the trading price of our common stock and cause you to lose all or part of your investment.

Industry Specific Risk Factors

Charter hire rates for dry bulk carriers may decrease in the future, which may adversely affect our earnings

        The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of dry bulk carriers has varied widely. Charter hire rates for Panamax and Capesize dry bulk carriers have declined from their historically high levels. Because we generally charter our vessels pursuant to short-term time charters, we are exposed to changes in spot market rates for dry bulk carriers and such changes may affect our earnings and the value of our dry bulk carriers at any given time. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends to our stockholders. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

        Factors that influence demand for vessel capacity include:

  •
  demand for and production of dry bulk products;

  •
  global and regional economic and political conditions;

  •
  the distance dry bulk is to be moved by sea; and

  •
  changes in seaborne and other transportation patterns.

        The factors that influence the supply of vessel capacity include:

  •
  the number of newbuilding deliveries;

  •
  port and canal congestion;

  •
  the scrapping rate of older vessels;

  •
  vessel casualties; and

  •
  the number of vessels that are out of service.

        We anticipate that the future demand for our dry bulk carriers will be dependent upon continued economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk carrier fleet and the sources and supply of dry bulk cargo to be transported by sea. The capacity of the global dry bulk carrier fleet seems likely to increase and there can be no assurance that economic growth will continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow under our credit facility

        The fair market values of our vessels have generally experienced high volatility. The market prices for secondhand Panamax and Capesize dry bulk carriers have declined from historically high levels. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of newbuildings. If the market value of our fleet declines, we may not be able to draw down the full amount of our credit facility and we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all. Please see the section of this prospectus entitled "The International Dry Bulk Shipping Industry" for information concerning historical prices of dry bulk carriers.

The market values of our vessels may decrease, which could cause us to breach covenants in our credit facility and adversely affect our operating results

        We believe that the market value of the vessels in our fleet is in excess of amounts required under our credit facility. However, if the market values of our vessels, which have declined from historically high levels, decrease, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time, including covenants in our credit facility. If we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results.

World events could affect our results of operations and financial condition

        Terrorist attacks such as those in New York on September 11, 2001 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our operating results are subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends

        We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect the amount of dividends that we pay to our stockholders from quarter to quarter. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues have historically been stronger in fiscal quarters ended December 31 and March 31. While this seasonality has not materially affected our operating results, it could materially affect our operating results and cash available for distribution to our stockholders as dividends in the future.

Rising fuel prices may adversely affect our profits

        While we generally do not bear the cost of fuel (bunkers) under our charters, fuel is a significant, if not the largest, expense in our shipping operations when vessels are under voyage charter. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports

        The operation of our vessels is affected by the requirements set forth in the United Nations' International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this prospectus, each of our vessels is ISM code-certified.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

        A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

Company Specific Risk Factors

We are dependent on short-term time charters in a volatile shipping industry and a decline in charter hire rates would affect our results of operations and ability to pay dividends

        We charter our vessels primarily pursuant to short-term time charters, although we have also entered into time charters in excess of 18 months for five of the vessels in our fleet and we may in the future employ additional vessels on longer term time charters. Currently, two of our vessels are employed on time charters scheduled to expire within the next six months, at which time we expect to enter into new charters for those vessels. Although dependence on short-term time charters is not unusual in the dry bulk shipping industry, the short-term time charter market is highly competitive and spot market charter hire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity. While our focus on the short-term time charter market may enable us to benefit in periods of increasing charter hire rates, we must consistently renew our charters and this dependence makes us vulnerable to declining charter rates. As a result of the volatility in the dry bulk carrier charter market, we may not be able to employ our vessels upon the termination of their existing charters at their current charter hire rates. The dry bulk carrier charter market is volatile, and in the past short-term time charter and spot market charter rates for dry bulk carriers have declined below operating costs of vessels. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably or to pay you dividends. Please see the sections of this prospectus entitled "Business" for the current charter rates for each of our vessels and "The International Dry Bulk Shipping Industry" for historical time charter rates for dry bulk charters.

Our earnings may be adversely affected if we are not able to take advantage of favorable charter rates

        We charter our dry bulk carriers to customers primarily pursuant to short-term time charters that range in duration from a few days to 13 months. However, we have also entered into time charters in excess of 18 months for five of our vessels. We may in the future extend the charter periods for additional vessels in our fleet. While we believe that longer-term charters provide us with relatively stable cash flows and higher utilization rates than shorter-term charters, our vessels that are committed to longer-term charters may not be available for employment on short-term charters during periods of increasing short-term charter hire rates when these charters may be more profitable than long-term charters.

We cannot assure you that our board of directors will declare dividends

        Our policy is to declare quarterly distributions to stockholders by each February, May, August and November substantially equal to our available cash from operations during the previous quarter after cash expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, and after taking into account contingent liabilities, the terms of our credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy and provisions of Marshall Islands law affecting the payment of dividends. The international dry bulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.

        We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in this section of the prospectus. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

        Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends. We can give no assurance that dividends will be paid in the amounts anticipated in this prospectus or at all.

We may have difficulty managing our planned growth properly

        In 2005, we took delivery of five vessels, two newbuilding Panamax dry bulk carriers, two secondhand Panamax dry bulk carriers and one secondhand Capesize dry bulk carrier. In January 2006, we took delivery of one additional newly built Panamax dry bulk carrier and have entered into an agreement in principle to acquire one further Panamax dry bulk carrier, which we expect to take delivery of in July 2006. The addition of these vessels to our fleet has resulted in a significant increase in the size of our fleet and has imposed significant additional responsibilities on our management and staff. While we expect our fleet to grow further, this may require us to increase the number of our personnel. We will also have to increase our customer base to provide continued employment for the new vessels. In addition, our acquisition of our fleet manager on April 1, 2006 has imposed further requirements upon our management and staff.

        Our future growth will primarily depend on our ability to:

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  locate and acquire suitable vessels;

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  identify and consummate acquisitions or joint ventures;

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  enhance our customer base;

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  manage our expansion; and

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  obtain required financing on acceptable terms.

        Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

We cannot assure you that we will be able to borrow amounts under our credit facility and restrictive covenants in our credit facility may impose financial and other restrictions on us

        We entered into a secured revolving credit facility with The Royal Bank of Scotland Plc in February 2005 and amended the facility in May 2006. We have used and intend to use the facility in the future to finance future vessel acquisitions and our working capital requirements. Our ability to borrow amounts under the credit facility is subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Prior to each drawdown, we are required, among other things, to provide the lender with acceptable valuations of the mortgaged vessels in our fleet confirming that the vessels in our fleet have a minimum value and that the vessels in our fleet that secure our obligations under the facility are sufficient to satisfy minimum security requirements. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under the credit facility without obtaining a waiver or consent from the lender. We will also not be permitted to borrow amounts under the facility if we experience a change of control.

        The credit facility also imposes operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

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  pay dividends or make capital expenditures if we do not repay amounts drawn under our credit facility, if there is a default under the credit facility or if the payment of the dividend or capital expenditure would result in a default or breach of a loan covenant;

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  incur additional indebtedness, including through the issuance of guarantees;

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  change the flag, class or management of our vessels;

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  create liens on our assets;

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  sell our vessels;

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  enter into a time charter or consecutive voyage charters that have a term that exceeds, or which by virtue of any optional extensions may exceed, thirteen months;

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  merge or consolidate with, or transfer all or substantially all our assets to, another person; and

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  enter into a new line of business.

        Therefore, we may need to seek permission from our lender in order to engage in some corporate actions. Our lender's interests may be different from ours and we cannot guarantee that we will be able to obtain our lender's permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

We cannot assure you that we will be able to refinance indebtedness incurred under our credit facility

        We intend to finance our future vessel acquisitions initially with secured indebtedness drawn under our credit facility. While we intend to refinance amounts drawn under our credit facility with the net proceeds of future equity offerings, we cannot assure you that we will be able to do so on terms that are acceptable to us or at all. If we are not able to refinance these amounts with the net proceeds of equity offerings on terms acceptable to us or at all, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our credit facility or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes. If we are unable to meet our debt obligations, or if we otherwise default under our credit facility or an alternative financing arrangement, our lender could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

If our additional dry bulk carrier is not delivered on time, our earnings and financial condition could suffer

        We have entered into an agreement in principle to acquire one additional Panamax dry bulk carrier. We expect to take delivery of this vessel by July 2006. A delay in the delivery of this vessel to us or the failure of the contract counterparty to deliver the vessel to us at all could adversely affect our earnings, our financial condition and the amount of dividends that we pay in the future. In addition, the delivery of this vessel with substantial defects could have similar consequences.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization

        While we have the right to inspect previously owned vessels prior to our purchase of them and we intend to inspect all secondhand vessels that we acquire in the future, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources

        We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations

        Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into employment contracts with our Chairman and Chief Executive Officer, Mr. Simeon Palios, our President, Mr. Anastassis Margaronis, our Chief Financial Officer, Mr. Andreas Michalopoulos and our Vice President, Mr. Ioannis Zafirakis. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not currently, nor do we intend to, maintain "key man" life insurance on any of our officers.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price

        The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

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  marine disaster;

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  environmental accidents;

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  cargo and property losses or damage;

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  business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

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  piracy.

        Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance

        We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings

        In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of March 31, 2006, the thirteen vessels in our fleet had a combined carrying capacity of 1.1 million dwt and a weighted average age of 3.8 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We may have to pay tax on United States source income, which would reduce our earnings

        Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations.

        Prior to our secondary offering in December 2005, based on a literal reading of the Section 883 regulation treatment of holders of bearer shares as non-qualified shareholders, we did not qualify for this statutory tax exemption for the 2005 taxable year because our Chairman and Chief Executive Officer, Mr. Simeon Palios, who owned 51.8% of our stock, owned our shares through holding companies that had bearer shares. Nevertheless, we believe our facts are distinguishable from those which the regulations were intended to address and, therefore, we intend to take the position that we qualify for this statutory tax exemption for United States federal income tax purposes for 2005. We can give no assurance, however, that we would prevail if our position were challenged on audit.

        After our secondary offering in December 2005, as a result of the percentage ownership of our stock held by Simeon Palios being reduced to 46.04% and the commitment of Fortis Bank (Nederland) N.V., the ultimate beneficial owner of 11.22% of our stock, to procure the submission of ownership statements evidencing its status as a qualified shareholder in accordance with the Section 883 regulations, we expect that we and each of our subsidiaries will qualify for exemption under Section 883 for 2006, assuming that for more than half the days of the year, the ownership of our shares by holders of bearer shares remains below 50%, there are no other owners of 5% or more of our stock other than Fortis or Mr. Palios during such period, and Fortis submits ownership statements evidencing its qualified shareholder status for such period. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption. For example, if other shareholders with a five percent or greater interest in our stock were to acquire and hold our stock for more than half the days of the year and we could not obtain ownership statements from them evidencing their qualified shareholder status, our eligibility to qualify for exemption under Section 883 could depend upon taking the same position as to the holders of bearer shares as we intend to take on our U.S. tax returns for 2005 and as indicated above, we can give no assurance that we would prevail if our position were challenged on audit.

        If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders. For the 2005 and 2006 taxable years, we estimate that our maximum United States federal income tax liability would be immaterial if we were to be subject to this taxation. Please see the section of this prospectus supplement entitled "Tax Considerations—United States Federal Income Taxation of Our Company" for a more comprehensive discussion of the United States federal income tax consequences.

United States tax authorities could treat us as a "passive foreign investment company", which could have adverse United States federal income tax consequences to United States holders

        A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

        Based on our current and proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax Considerations—United States Federal Income Taxation of United States Holders"), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the stockholder's holding period of our common shares. Please see the section of this prospectus entitled "Tax Considerations—United States Federal Income Taxation of United States Holders" for a more comprehensive discussion of the United States federal income tax consequences to United States shareholders if we are treated as a PFIC.

We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance

        We have historically derived a significant part of our revenues from a small number of charterers. During the first quarter of 2006, approximately 77% of our revenues derived from five charterers and in 2005, approximately 63% of our revenues derived from four charterers. If one or more of our charterers chooses not to charter our vessels or is unable to perform under one or more charters with us and we are not able to find a replacement charter, we could suffer a loss of revenues that could adversely affect our financial condition, results of operations and cash available for distribution as dividends to our shareholders.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition

        If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of cash that we have available for dividends. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay drydocking costs not covered by our insurance.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments

        We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to obtain funds from other sources to pay dividends.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels

        Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional seafarers and shoreside administrative and management personnel. While we have not experienced any difficulty in recruiting to date, we cannot guarantee that we will be able to continue to hire suitable employees as we expand our fleet. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.

Risks Relating to Our Common Stock

There is no guarantee that there will continue to be an active and liquid public market for you to resell our common stock in the future

        The price of our common stock after this offering may be volatile and may fluctuate due to factors such as:

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  actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

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  mergers and strategic alliances in the dry bulk shipping industry;

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  market conditions in the dry bulk shipping industry;

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  changes in government regulation;

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  shortfalls in our operating results from levels forecast by securities analysts;

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  announcements concerning us or our competitors; and

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  the general state of the securities market.

        The dry bulk shipping industry has been highly unpredictable and volatile. The market for common stock in this industry may be equally volatile.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law

        Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of stockholders of the Marshall Islands may differ from the rights of stockholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

Certain existing stockholders will be able to exert considerable control over matters on which our stockholders are entitled to vote following the completion of this offering

        Certain of our current stockholders will own, directly or indirectly, approximately 49.56% of our outstanding common stock after this offering, assuming the underwriters do not exercise their over-allotment option. Please see the section entitled "Principal Stockholders" included in our annual report on Form 20-F for the year ended December 31, 2005 filed with the SEC on April 19, 2006 and incorporated herein by reference. While these stockholders have no agreement, arrangement or understanding relating to the voting of their shares of our common stock following the completion of this offering, they will effectively control the outcome of matters on which our stockholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of these stockholders may be different from your interests.

Future sales of our common stock could cause the market price of our common stock to decline

        Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

        We intend to issue additional shares of our common stock in the future and our stockholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock, of which 52,000,000 shares will be outstanding immediately after this offering, assuming that the underwriters do not exercise their over-allotment option. Immediately after this offering, assuming that the underwriters do not exercise their over-allotment option, entities affiliated with our President and Chief Executive Officer and certain other large stockholders will own 25,768,750 shares, or approximately 49.56%, of our outstanding common stock. The number of shares of common stock available for sale in the public market will be limited by restrictions applicable under securities laws and agreements that we and our executive officers, directors and principal stockholders have entered into with the underwriters of this offering. Subject to certain exceptions, these agreements generally restrict us and our executive officers, directors and principal stockholders from directly or indirectly offering, selling, pledging, hedging or otherwise disposing of our equity securities or any security that is convertible into or exercisable or exchangeable for our equity securities and from engaging in certain other transactions relating to such securities for a period of 90 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC. However, if (a) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the foregoing 90-day period and ends on the last day of the foregoing 90-day period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the foregoing 90-day period referred, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, these "lock-up" restrictions imposed will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs, unless Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC waive the extension of such restrictions. Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC may, in their sole discretion and at any time or from time to time before the expiration of the lock-up period, without notice, release all or any portion of the securities subject to these agreements.

        Prior to our initial public offering, we entered into a registration rights agreement with Corozal Compania Naviera S.A., Ironwood Trading Corp. and Zoe S. Company Ltd., certain of our stockholders, pursuant to which we have granted them, their affiliates (including Mr. Simeon Palios, Mr. Anastassis Margaronis and Mr. Ioannis Zafirakis) and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements to which they are a party, to require us to register under the Securities Act of 1933, as amended, or the Securities Act, shares of our common stock held by them. Under the registration rights agreement, these persons have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, these persons have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by stockholders or initiated by us. These stockholders have waived the right to have any of their shares of our common stock registered in this offering pursuant to this agreement. Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. In addition, shares not registered pursuant to the registration rights agreement may, subject to the lock-up agreements to which certain of our stockholders of record are a party, be resold pursuant to an exemption from the registration requirements of the Securities Act, including the exemptions provided by Rule 144 and Regulation S under the Securities Act. We refer you to the sections of this prospectus entitled "Related Party Transactions—Registration Rights Agreement", "Shares Eligible for Future Sale" and "Underwriting" for further information regarding the circumstances under which additional shares of our common stock may be sold.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock

        Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.

        These provisions include:

  •
  authorizing our board of directors to issue "blank check" preferred stock without stockholder approval;

  •
  providing for a classified board of directors with staggered, three year terms;

  •
  prohibiting cumulative voting in the election of directors;

  •
  authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the directors;

  •
  prohibiting stockholder action by written consent;

  •
  limiting the persons who may call special meetings of stockholders; and

  •
  establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

        In addition, we have adopted a stockholder rights plan pursuant to which our board of directors may cause the substantial dilution of any person that attempts to acquire us without the approval of our board of directors.

        These anti-takeover provisions, including provisions of our stockholder rights plan, could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

FORWARD-LOOKING STATEMENTS

        This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." All statements in this document that are not statements of historical fact are forward-looking statements. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as "anticipate," "estimate," "intend," "project," "forecast," "plan," "potential," "will," "may," "should," "expect" or similar terms.

        Forward-looking statements include, but are not limited to, such matters as:

  •
  our future operating or financial results;

  •
  expectations relating to dividend payments;

  •
  statements about pending, anticipated or recent acquisitions, business strategy and expected capital spending or operating expenses;

  •
  statements about shipping industry trends, including charter hire rates and factors affecting supply and demand;

  •
  our ability to obtain additional financing;

  •
  expectations regarding the availability of vessel acquisitions; and

  •
  anticipating developments with respect to litigation.

        Forward-looking statements are based upon assumptions, expectations, projections, intentions and beliefs as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements included herein. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled "Risk Factors."

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $                million from the issuance of new shares of our common stock in this offering assuming that the underwriter's over-allotment option is not exercised. We intend to use such proceeds to fund the purchase price of approximately $39.6 million of one Panamax dry bulk carrier that we have entered into an agreement in principle to acquire and to repay approximately $                million of indebtedness that we have incurred under our revolving credit facility. We intend to apply any amounts not used for such purposes for general corporate purposes.

DIVIDEND POLICY

        Our policy is to declare quarterly distributions to stockholders by each February, May, August and November substantially equal to our available cash from operations during the previous quarter after expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, and after taking into account contingent liabilities, the terms of our credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

        In times when we have debt outstanding, we intend to calculate our dividends per share as if we were financed entirely with equity such that (i) the available cash from operations as determined by our board of directors would be increased by the amount of interest expense incurred on account of such outstanding debt during the current year, and (ii) the number of shares outstanding would be deemed to include an additional number of shares, which, if issued, would have generated net proceeds that would have been sufficient to have allowed us to repay such outstanding debt as of the beginning of the related period (based on the market price of our common stock as of the determination date). Depending on the circumstances, we may or may not be required to use sources other than our available cash from operations to fund such dividends.

        Since our initial public offering, we paid a dividend of $0.08 per share in June 2005, representing our results of 14 days of operations for the first quarter of 2005, and dividends per share of $0.54, $0.465 and $0.40, representing our results of operations for the last three quarters of 2005. We also declared a dividend of $0.345 per share in May 2006, representing our results of operations for the first quarter of 2006, which we will pay on or about June 8, 2006 to our stockholders of record on May 18, 2006. The common shares that are issued in this offering will not be entitled to receive this dividend.

        We believe that, under current law, our dividend payments from earnings and profits will constitute "qualified dividend income" and as such will generally be subject to a 15% United States federal income tax rate with respect to non-corporate individual stockholders. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. We note that in 2005, legislation was introduced in the United States Senate, which, if enacted in its present form, would preclude dividends received after the date of enactment from qualifying as "qualified dividend income." The legislation was referred to committee, but no further action has been taken with respect to the proposal. Please see the section of this prospectus entitled "Tax Considerations" for additional information relating to the tax treatment of our dividend payments.

        The dry bulk shipping industry is highly volatile and we cannot accurately predict the amount of cash distributions that we may make in any period. Factors beyond our control may affect the charter market for our vessels and our charterers' ability to satisfy their contractual obligations to us, and we cannot assure you that dividends in any amounts will actually be declared.

        Marshall Islands law generally prohibits the payment of dividends other than from surplus or when a company is insolvent or if the payment of the dividend would render the company insolvent.

        For a description of the restrictions on the payment of dividends contained in our credit facility, we refer you to the section of this prospectus entitled "Credit Facility." In addition, we may incur expenses or liabilities, including extraordinary expenses, which could include costs of claims and related litigation expenses, or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends or for which our board of directors may determine we require the establishment of reserves. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

PRICE RANGE OF COMMON STOCK

        The trading market for shares of our common stock is the New York Stock Exchange, on which our shares trade under the symbol "DSX." The following table sets forth the high and low closing prices for shares of our common stock since our initial public offering of common stock at $17.00 per share on March 17, 2005, as reported by the New York Stock Exchange:

For the period:	High	Low
March 17 to March 31, 2005	$17.75	$15.50
April 1 to June 30, 2005	$17.20	$13.00
July 1 to September 30, 2005	$16.90	$12.32
October 1 to December 31, 2005	$16.85	$12.14
January 1 to March 31, 2006	$13.55	$11.03
April 1 to May 31, 2006	$12.53	$10.90

        On May 31, 2006, the closing price for our common shares on the NYSE was $10.97 per share.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2006:

  •
  on an actual basis;

  •
  on an adjusted basis giving effect to (i) the payment of a $15.5 million ($0.345 per share) dividend declared on May 11, 2006 (payable on or about June 8, 2006 to stockholders of record as of May 18, 2006), (ii) our incurrence of $20.0 million of indebtedness on May 5, 2006 under our revolving credit facility in connection with the acquisition of our fleet manager and (iii) a $20.2 million preferential deemed dividend (representing the portion of the consideration to our fleet manager that exceeds the carrying value of our fleet manager's net assets as of March 31, 2006) that we expect to record in connection with our acquisition of our fleet manager; and

  •
  on a further adjusted basis giving effect to our issuance and sale of 7,000,000 shares of common stock in this offering at the offering price of $                per share and the application of a portion of the net proceeds therefrom to repay $                million of our indebtedness as described under "Use of Proceeds."

	As of March 31, 2006
	Actual	As Adjusted(1)	As Further Adjusted(2)
	(in thousands of U.S. dollars)
Debt (Principal balance):
Current portion of long term debt	$—	$—		$—
Long-term debt, net of current portion	51,425	71,425

Total Debt	$51,425	$71,425	$

Stockholders' equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued	—	—		—
Common stock, $0.01 par value; 100,000,000 shares authorized; 45,000,000 shares issued and outstanding, actual and as adjusted, 52,000,000 shares issued and outstanding, as further adjusted	$450	$450	$
Additional paid-in capital	296,907	296,907
Retained earnings (accumulated deficit)	20,593	(15,087)

Total stockholders' equity	317,950	282,270

Total capitalization	$369,375	$353,695	$

(1)
There have been no significant changes to our capitalization since March 31, 2006, as so adjusted.

(2)
Assumes no exercise of the underwriters' over-allotment option.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth our selected consolidated financial and other operating data. The selected consolidated financial data in the table as of and for the three years ended December 31, 2005 are derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the three months ended March 31, 2005 and 2006 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. We refer you to the footnotes to our consolidated financial statements for a discussion of the basis on which our consolidated financial statements are presented. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2006. In accordance with standard shipping industry practice, we have not obtained historical operating data for secondhand vessels that we have acquired from third parties, as that data was not material to our decision to purchase the vessels. Accordingly, we have not included any historical financial data relating to the results of operations of secondhand vessels from the period before our acquisitions of those vessels.

        The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in our annual report for the year ended December 31, 2005 on Form 20-F, filed with the SEC on April 13, 2006, and in our report on Form 6-K, filed with the SEC on June 1, 2006 incorporated by reference herein, and our unaudited interim consolidated financial statements, related notes and other financial information for the three months ended March 31, 2006, included herein.

	As of and for the Year Ended December 31,			As of and for the Three Months Ended March 31,
	2003	2004	2005	2005	2006
	(in thousands of U.S. dollars, except for share and per share data)
Income Statement Data:
Voyage and time charter revenues	$25,277	$63,839	$103,104	$23,906	$24,179
Voyage expenses	1,549	4,330	6,480	1,634	1,755
Vessel operating expenses	6,267	9,514	14,955	3,176	4,927
Depreciation and amortization of deferred charges	3,978	5,087	9,943	1,879	3,757
Management fees	728	947	1,731	363	572
Executive management services and rent	1,470	1,528	455	342	76
General and administrative expenses	123	300	2,871	430	824
Foreign currency (gains) losses	20	3	(30)	(8)	10

Operating income	11,142	42,130	66,699	16,090	12,258
Interest and finance cost, net	(1,680)	(2,165)	(2,731)	(1,677)	(785)
Interest income	27	136	1,022	142	243
Gain on sale of vessel	—	19,982	—	—	—

Net income	$9,489	$60,083	$64,990	$14,555	$11,716

Earnings per share, basic and diluted	$0.37	$2.17	$1.72	$0.49	$0.26

Weighted average shares outstanding, basic and diluted	25,340,596	27,625,000	37,765,753	29,550,000	45,000,000

Dividends declared per share	—	$1.85	$1.60	$0.51	$0.40
Balance Sheet Data:
Cash and cash equivalents	$7,441	$1,758	$21,230	$35,329	$19,418
Total current assets	9,072	3,549	26,597	36,805	24,737
Total assets	134,494	155,636	341,949	259,345	373,985
Total current liabilities	9,107	11,344	4,667	5,186	4,619
Long-term debt (including current portion)	82,628	92,246	12,859	—	51,169
Total stockholders' equity	48,441	59,052	324,158	253,925	317,950
Cash Flow Data:
Net cash flow provided by operating activities	$15,218	$47,379	$69,256	$17,754	$15,605
Net cash flow used in investing activities	(52,723)	(11,778)	(169,241)	(72,232)	(37,917)
Net cash flow provided by (used in) financing activities	43,079	(41,284)	119,457	88,049	20,500
Fleet Data:
Average number of vessels (1)	5.1	6.3	9.6	8.0	12.7
Number of vessels at end of period	6.0	7.0	12.0	9.0	13.0
Weighted average age of fleet (in years)	2.9	3.4	3.8	3.8	3.8
Ownership days (2)	1,852	2,319	3,510	723	1,146
Available days (3)	1,852	2,319	3,471	723	1,112
Operating days (4)	1,845	2,315	3,460	718	1,108
Fleet utilization (5)	99.6%	99.8%	99.7%	99.3%	99.6%
Average Daily Results:
Time charter equivalent (TCE) rate (6)	$12,812	$25,661	$27,838	$30,805	$20,165
Daily vessel operating expenses (7)	$3,384	$4,103	$4,261	$4,393	$4,299

(1)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.

(2)
Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(3)
Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(4)
Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(6)
Time charter equivalent rates, or TCE rates, are defined as our voyage and time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel) expenses, canal charges and commissions. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters are generally expressed in such amounts. The following table reflects the calculation of our TCE rates for the periods presented.

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
	(in thousands of U.S. dollars, except for TCE rates, which are expressed in U.S. dollars, and available days)
Voyage and time charter revenues	$25,277	$63,839	$103,104	$23,906	$24,179
Less: voyage expenses	(1,549)	(4,330)	(6,480)	(1,634)	(1,755)

Time charter equivalent revenues	$23,728	$59,509	$96,624	$22,272	$22,424

Available days	1,852	2,319	3,471	723	1,112
Time charter equivalent (TCE) rate	$12,812	$25,661	$27,838	$30,805	$20,165
(7)
Daily vessel operating expenses, which include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, are calculated by dividing vessel operating expenses by ownership days for the relevant period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following management's discussion and analysis should be read in conjunction with our unaudited interim consolidated financial statements and their notes included elsewhere in this prospectus supplement. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

Results of Operations

For the three months ended March 31, 2006 compared to three months ended March 31, 2005

        Voyage and Time Charter Revenues increased by $0.3 million, or 1%, to $24.2 million in the first quarter of 2006, compared to $23.9 million in the first quarter of 2005. The increase, which is attributable to the increased operating days in the first quarter of 2006 compared to those in the first quarter of 2005, is offset by decreased time charter rates. Voyage and time charter revenues include the amortization of the prepaid time charter revenue of the Thetis, which for the first quarter of 2006 amounted to $0.8 million. The increase in operating days resulted from the enlargement of the fleet after the delivery of the Clio in May 2005, the acquisition of the Erato and the Thetis in November 2005 and the delivery of the Coronis in January 2006. The additions of those vessels to our fleet increased our ownership days from 723 in the first quarter of 2005 to 1,146 in the first quarter of 2006, an increase of 57%.

        Voyage Expenses increased by $0.2 million, or 13%, to $1.8 million in the first quarter of 2006 compared to $1.6 million in the first quarter of 2005. Voyage expenses mainly consist of commissions on freight and hire revenues and bunkers. The increase in voyage expenses is mainly attributable to increased commissions in the first quarter of 2006 compared to the first quarter of 2005.

        Depreciation and Amortization of Deferred Charges increased by $1.9 million, or 100%, to $3.8 million for the first quarter of 2006, compared to $1.9 million for first quarter of 2005. This increase is primarily the result of the increase in the number of our vessels and ownership days in 2006, following the addition of four vessels to our fleet.

        Vessel Operating Expenses increased by $1.7 million, or 53%, to $4.9 million in the first quarter of 2006 compared to $3.2 million in the first quarter of 2005. The increase in operating expenses is attributable to the increased ownership days resulting from the delivery of the four additional vessels and increased repairs and maintenance costs. Daily operating expenses decreased by $0.1 million, or 2%, to $4,299 in the first quarter of 2006 compared to $4,393 in the first quarter of 2005.

        Management Fees increased by $0.2 million, or 50%, to $0.6 million in the first quarter of 2006 compared to $0.4 million in the first quarter of 2005. The increase is attributable to the increased number of vessels under management in 2006. Following our acquisition of our fleet manager as of April 1, 2006, these expenses will be eliminated from our consolidated financial statements as intercompany transactions. However, we will incur the direct expenses of operating our fleet manager as a wholly-owned subsidiary.

        Interest and Finance Cost decreased by $0.9 million, or 53%, to $0.8 million for the first quarter of 2006 compared to $1.7 million for the first quarter of 2005. The decrease primarily resulted from the decrease in interest expenses due to the decreased amount of indebtedness outstanding during the first quarter of 2006 compared to the first quarter of 2005 and decreased amortization of financing costs in the first quarter of 2006. During the first quarter of 2005, there was a write-off of financing costs relating to the repayment in full of the indebtedness outstanding during that period.

Acquisition of Fleet Manager

        We have recorded our acquisition of our fleet manager as of April 1, 2006 at historical cost due to the fact that we and our fleet manager were under common control on the date the agreement for the acquisition of our fleet manager was signed. We borrowed the monies necessary to fund the acquisition on May 5, 2006. The amount of the purchase price that exceeds the carrying value of our fleet manager's net assets of $20.2 million is considered to be a preferential deemed dividend and will be reflected as a reduction in net income available to common stockholders, earnings per share and retained earnings in the second quarter of 2006.

Cash Flow

Net Cash Provided By Operating Activities

        Net cash provided by operating activities decreased by $2.2 million, or 12%, to $15.6 million for the first quarter of 2006 compared to $17.8 million for the first quarter of 2005. This decrease is primarily due to decreased time charter rates during the 2006 period.

Net Cash Used In Investing Activities

        Net cash used in investing activities was $37.9 million for the first quarter of 2006, representing the balance of the purchase price we paid in connection with our acquisition of the Coronis. Net cash used in investing activities was $72.2 million for the first quarter of 2005, of which $71.9 million represents the balance of the acquisition price of the Pantelis and the Calipso delivered in the period and $0.3 million represents predelivery expenses paid during the construction of the Clio.

Net Cash Provided By Financing Activities

        Net cash provided by financing activities was $20.5 million for the first quarter of 2006, consisting of $38.5 million drawn under our revolving credit facility for the acquisition of the Coronis in January 2006 and $18.0 million of dividends paid during the first quarter of 2006. Net cash provided by financing activities was $88.0 million for first quarter of 2005, consisting of $76.0 million of indebtedness drawn for the acquisition of the Pantelis SP and the Calipso; $194.0 million net proceeds from our initial public offering in March 2005; $168.7 million of payments of principal and interest on our outstanding indebtedness during the quarter; $14.0 million of cash dividends paid to stockholders before our initial public offering and $0.8 million of restricted cash that was made available due to repayment in full of all outstanding loans.

Contractual Obligations

        The following table sets forth our contractual obligations and their maturity dates as of March 31, 2006, as adjusted to reflect our entry into an agreement relating to our acquisition of our fleet manager as of April 1, 2006:

	Within One Year	One to Three Years	Three to Five Years	More than Five years	Total
	(in thousands of U.S. dollars)
Fleet manager purchase option (1)	$20,000	—	—	—	$20,000
Long term debt (2)	—	—	—	51,425	51,425

(1)
On March 27, 2005, the stockholders of our fleet manager exercised their option to sell all, but not less than all, of its outstanding shares and we agreed to buy those shares as of April 1, 2006. On May 5, 2006 we drew down $20.0 million under our credit facility to fund the purchase price of our fleet manager.

(2)
As of March 31, 2006, we had $51.4 million principal balance of indebtedness outstanding under our revolving credit facility. This indebtedness was incurred in connection with our acquisition of the Thetis in November 2005 and the acquisition of the Coronis in January 2006.

        On November 12, 2004, we entered into management agreements with DSS, which were amended in July 2005, with respect to each vessel in our fleet and have entered into the same agreements with respect to the additional vessels that we have acquired since then. Under these agreements, we pay a monthly flat fee of $15,000 per vessel and a 2% commission on revenues. Fees charged by DSS will be eliminated from our consolidated financial statements as intercompany transactions following our acquisition of DSS as of April 1, 2006, but we will incur the direct expenses of operating DSS as a wholly-owned subsidiary.

        We have entered into agreements with an unrelated supplier for the exclusive supply of lubricants for some of our vessels. Under the terms of those agreements, we are provided with free lubricants, provided that the specific supplier remains our exclusive supplier for a specified period.

THE INTERNATIONAL DRY BULK SHIPPING INDUSTRY

        The information and data in this section relating to the international dry bulk shipping industry has been provided by Drewry Shipping Consultants Limited, or Drewry, and is taken from Drewry databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Drewry's methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

Overview

        The marine industry is a vital link in international trade, with oceangoing vessels representing the most efficient, and often the only method of transporting large volumes of basic commodities and finished products. In 2005, approximately 2.6 billion tons of dry bulk cargo was transported by sea, comprising more than one-third of all international seaborne trade. Dry bulk cargo is cargo that is shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage. Dry bulk cargo is generally categorized as either major bulk or minor bulk. Major bulk cargo constitutes the vast majority of dry bulk cargo by weight, and includes, among other things, iron ore, coal and grain. Minor bulk cargo includes products such as agricultural products, mineral cargoes, cement, forest products and steel products and represents the balance of the dry bulk industry. Other dry cargo is categorized as container cargo, which is cargo shipped in 20 or 40 foot containers and includes a wide variety of finished products, and non-container cargo, which includes other dry cargoes that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles. The balance of seaborne trade involves the transport of liquids or gases in tanker vessels and includes products such as oil, refined oil products and chemicals.

        The following table presents the breakdown of the global seaborne trade by type of cargo in 2005:

	Weight	Contribution
	(in million of tons)	(%)
Dry bulk
Major bulk
Coal	688	9.2
Iron ore	650	8.7
Grain	253	3.4

Total major bulk	1,591	21.3
Minor bulk	1,041	13.9

Total major and minor bulk	2,632	35.2

Other dry cargo
Container cargo	1,041	13.9
Non-container cargo	529	7.1

Total other dry cargo	1,570	21.0

Tanker cargo (oil, refined oil products, chemicals)	3,276	43.8

Total global seaborne trade	7,478	100.0

Source: Drewry

The following map represents the major global dry bulk trade routes:

Major Dry Bulk Seaborne Trades

Source: Drewry

Demand for Dry Bulk Carriers

        The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers, which in turn is influenced by trends in the global economy. Seaborne dry bulk trade increased by slightly more than 2% annually during the 1980s and 1990s. However, this rate of growth has increased dramatically in recent years. Between 1999 and 2005, trade in all dry bulk commodities increased from 1.98 billion tons to 2.63 billion tons, an increase of 33%.

        The following table illustrates the growth in demand for dry bulk shipping capacity for the periods indicated:

Dry Bulk Trade Development

Source: Drewry

        One of the primary reasons for the resurgence in dry bulk trade has been the growth in imports by China of iron ore, coal and steel products during the last five years. Chinese imports of iron ore alone increased from 55.3 million tons in 1999 to more than 267 million tons in 2005.

        The following table illustrates China's gross domestic product growth rate compared to the United States' gross domestic product growth rate during the periods indicated:

Years	China GDP Growth Rate	U.S. GDP Growth Rate
	(%)	(%)
1981 – 1985	10.1	2.6
1986 – 1990	7.8	2.6
1991 – 1995	12.0	2.3
1996 – 2000	8.3	4.1
2001 – 2003	7.9	1.9
2004	9.3	4.4
2005	9.3	3.7

Source: Drewry

        Demand for dry bulk carrier capacity is also affected by the operating efficiency of the global fleet, with port congestion, which was a significant feature of the market in 2004, and to a lesser extent in 2005, absorbing additional tonnage.

        In evaluating demand factors for dry bulk carrier capacity, it is important to bear in mind that dry bulk carriers can be the most versatile element of the global shipping fleets in terms of employment alternatives. Dry bulk carriers seldom operate on round trip voyages. Rather, the norm is triangular or multi-leg voyages. Hence, trade distances assume greater importance in the demand equation.

Dry Bulk Carrier Supply

        The global dry bulk carrier fleet may be divided into four categories based on a vessel's carrying capacity. These categories consist of:

  •
  Capesize. Capesize vessels have carrying capacities of more than 100,000 dwt. These vessels generally operate along long haul iron ore and coal trade routes. There are relatively few ports around the world with the infrastructure to accommodate vessels of this size.

  •
  Panamax. Panamax vessels have a carrying capacity of between 60,000 and 100,000 dwt. These vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal making them more versatile than larger vessels.

  •
  Handymax. Handymax vessels have a carrying capacity of between 35,000 and 60,000 dwt. These vessels operate along a large number of geographically dispersed global trade routes mainly carrying grains and minor bulks. Vessels below 60,000 dwt are sometimes built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

  •
  Handysize. Handysize vessels have a carrying capacity of up to 35,000 dwt. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels have operated along regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

        The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss.

        The following chart illustrates the supply of the global dry bulk carriers for the periods indicated:

Source: Drewry

        As of March 2006, the global dry bulk carrier orderbook amounted to 64.0 million dwt, or 18.2% of the existing fleet, with most vessels on the orderbook expected to be delivered within 36 months.

        The following table illustrates the size of the global dry bulk fleet as of March 2006 and the dry bulk carriers for which newbuilding contracts have been entered into as of the same date:

	Current Fleet			Orderbook
	No. of Vessels	Dwt	% of Fleet	No. of Vessels	Dwt	% of Fleet
	(in millions)			(in millions)
Dry Bulk Carrier Fleet:
Capesize	668	112.7	32.00%	126	25.7	22.8%
Panamax	1,326	95.7	27.20%	262	20.9	21.9%
Handymax	2,339	99.7	28.40%	329	15.5	15.6%
Handysize	1,926	43.6	12.40%	77	1.7	3.8%

Total	6,259	351.8	100.00%	794	63.9	18.3%

Source: Drewry

        The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. The following table illustrates the scrapping rates of dry bulk carriers for the periods indicated:

	1999	2000	2001	2002	2003	2004	2005*
Dry Bulk Carrier Scrapping:
Capesize
No. of vessels	13	4	3	8	2	1	1
Dwt (in millions)	1.2	0.5	0.4	0.9	0.3	0.1	0.14
% of fleet scrapped	1.5	0.6	0.5	1.0	0.3	0.1	0.1
Panamax
No. of vessels	45	11	28	18	7	1	0
Dwt (in millions)	3	0.7	1.9	1.2	0.5	0.9	0
% of fleet scrapped	4.1	1.0	2.5	1.5	0.6	1.1	0
Handymax
No. of vessels	53	40	40	25	29	0	1
Dwt (in millions)	2.2	1.5	1.5	0.9	1.1	0	0.04
% of fleet scrapped	3.1	2.0	1.9	1.1	1.3	0.0	0.04
Handysize
No. of vessels	66	50	62	64	25	4	1
Dwt (in millions)	1.5	1.2	1.4	1.6	0.6	0.1	0.03
% of fleet scrapped	3.2	2.6	3.2	3.7	1.4	0.2	0.06
Total
No. of vessels	177	105	123	115	63	6	3
Dwt (in millions)	8.3	3.8	5.2	4.7	2.4	0.3	0.21
% of fleet scrapped	3.1	1.4	1.8	1.6	0.8	0.1	0.06

*
As of end March 2006.

Source: Drewry

        The average age at which a vessel is scrapped over the last five years has been 26 years. However, due to recent strength in the dry bulk shipping industry, the average age at which the vessels are scrapped has increased. The following chart illustrates the age of global dry bulk fleet for the periods indicated:

Dry Bulk Fleet Profile as at end of March 2006

Source: Drewry

Charter Hire Rates

        Charter hire rates fluctuate by varying degrees among dry bulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller dry bulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility.

        Charter hire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and between the different dry bulk carrier categories. However, because demand for larger dry bulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.

        In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.

        In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

        Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charter entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Panamax Index is the index with the longest history. The Baltic Capesize Index and Baltic Handymax Index are of more recent origin. The following chart details the movement of the indices from 1999 to the end of March 2006:

Baltic Exchange Freight Indices
(index points)

Source: Baltic Exchange

        As expected, all assessments of dry bulk charter hire rates show a similar pattern. In 2003 and 2004, rates for all sizes of dry bulk carriers strengthened appreciably to historically high levels. According to Drewry, the driver of this dramatic upsurge in charter rates was primarily the high level of demand for raw materials imported by China. Drewry attributes the recent decline in charter rates primarily to a decrease in demand growth coupled with a large number of newbuilding deliveries resulting in an excess of available tonnage.

        The following chart shows one-year time charter rates for Handymax, Panamax and Capesize dry bulk carriers between 1996 and March 2006:

Time Charter Rates
(in U.S. dollars per day)

Source: Drewry

Vessel Prices

        Vessel prices, both for newbuildings and secondhand vessels, have increased significantly during 2003, 2004 and the early part of 2005, as a result of the strength of the dry bulk shipping industry. Because sectors of the shipping industry (dry bulk carrier, tanker and container ships) are in a period of prosperity, newbuilding prices for all vessel types have increased significantly due to a reduction in the number of berths available for the construction of new vessels in shipyards.

        Most of the major shipyards in Japan, South Korea and China have full orderbooks until 2009, but with the recent downturn in new ordering levels, newbuilding prices have started to weaken since mid 2005.

        The following tables present the average prices for both secondhand and newbuilding dry bulk carriers for the periods indicated:

Dry Bulk Carrier Newbuilding Prices
(in millions of U.S. dollars)

Source: Drewry

Dry Bulk Carrier Secondhand Prices
(in millions of U.S. dollars)

Source: Drewry

        In the secondhand market, the steep increase in newbuilding prices and the strength of the charter market have also affected vessel prices. With vessel earnings at relatively high levels and a limited availability of newbuilding berths, the ability to deliver a vessel early has resulted in a premium to the purchase price. Consequently, secondhand prices of five year old Panamax and Capesize dry bulk carriers have reached higher levels than those of comparably sized newbuildings. Secondhand prices, however, have recently fallen with the weaker freight market and the slight downturn in newbuilding prices.

BUSINESS

        We are Diana Shipping Inc., a Marshall Islands company that owns and operates dry bulk carriers that transport iron ore, coal, grain and other dry cargoes along worldwide shipping routes.

        Our fleet consists of twelve modern Panamax dry bulk carriers and one Capesize dry bulk carrier that, as of March 31, 2006, had a combined carrying capacity of 1.1 million dwt and a weighted average age of 3.8 years. We have also entered into an agreement in principle to acquire one additional Panamax dry bulk carrier currently under construction that we expect to take delivery of in July 2006. According to Drewry, the average age of the world's Panamax dry bulk carrier fleet was 12.0 years as of March 31, 2006.

        During 2005, we had a fleet utilization of 99.7%, our vessels achieved average daily time charter equivalent rates of $27,838 and we generated revenues of $103.1 million. During the first quarter of 2006, we had a fleet utilization of 99.6%, our vessels achieved average daily time charter equivalent rates of $20,165 and we generated revenues of $24.2 million. During 2003, 2004, 2005 and the first quarter of 2006, we recorded net income of $9.5 million, $60.1 million, $65.0 million and $11.7 million, respectively.

        Our objective is to expand our presence in the dry bulk shipping industry. In furtherance of this objective, we took delivery of two newly built Panamax dry bulk carriers, two secondhand Panamax dry bulk carriers and one secondhand Capesize dry bulk carrier in 2005. In addition, in January 2006 we took delivery of one additional newly built Panamax dry bulk carrier and have entered into an agreement in principle to acquire one further Panamax dry bulk carrier, which we expect to take delivery of in July 2006.

Our Fleet

        The following table presents certain information concerning the dry bulk carriers in our fleet.

Vessel	Operating Status	Dwt	Age(1)	Time Charter Expiration Date(2)	Daily Time Charter Hire Rate	Sister Ship(3)
Nirefs	Delivered Jan. 2001	75,311	5.2 years	10/2007 to 01/2008	Average of 4 TC+ 4.5%(4)	A
Alcyon	Delivered Feb. 2001	75,247	5.1 years	10/2007 to 2/2008	$22,582	A
Triton	Delivered March 2001	75,336	5.0 years	09/2006 to 11/2006	$17,000	A
Oceanis	Delivered May 2001	75,211	4.8 years	04/2007 to 06/2007	$17,000	A
Dione	Acquired May 2003	75,172	5.2 years	06/2006	$16,300	A
Danae	Acquired July 2003	75,106	5.2 years	01/2007 to 03/2007	$30,000	A
Protefs	Delivered Aug. 2004	73,630	1.6 years	01/2007 to 03/2007	Average of 4 TC(4)	B
Calipso	Delivered Feb. 2005	73,691	1.2 years	12/2007 to 02/2008	Average of 4 TC(4)	B
Pantelis SP	Delivered Feb. 2005	169,883	7.1 years	01/2008 to 03/2008	47,500	—
Clio	Delivered May 2005	73,691	0.9 years	01/2007 to 03/2007	Average of 4 TC + $850(4)	B
Erato	Acquired Nov. 2005	74,444	1.6 years	10/2006 to 12/2006	$21,000	C
Thetis	Acquired Nov. 2005	73,583	1.7 years	07/2007 to 09/2007	$25,000	B
Coronis	Delivered Jan. 2006	74,381	0.2 years	12/2006 to 02/2007	$21,000	C
TBN(5)	Expected acquisition July 2006	73,600	0.0 years	06/2007 to 08/2007	$21,000	B

(1)
As of March 31, 2006.
(2)
The date range provided represents approximately the earliest and latest date on which the charterer may redeliver the vessel to us upon the termination of the charter.
(3)
Each dry bulk carrier is a sister ship of each other dry bulk carrier that has the same letter.
(4)
Represents the average of four time charter routes as reported on the Baltic Exchange Freight Index during the two week period preceding each payment under the applicable time charter.
(5)
We have entered into an agreement in principle to acquire this vessel. We expect to enter into an agreement prior to the closing of this offering, pursuant to which we will be granted an option to purchase the vessel subject to the approval of our board of directors. We expect our board of directors to approve the purchase of this vessel if this offering is successfully completed.

        Each of our vessels is owned through a separate wholly-owned subsidiary.

        We charter our dry bulk carriers to customers primarily pursuant to time charters. A time charter involves the hiring of a vessel from its owner for a period of time pursuant to a contract under which the vessel owner places its ship (including its crew and equipment) at the disposal of the charterer. Under a time charter, the charterer periodically pays a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers and port and canal charges. Subject to any restrictions in the contract, the charterer determines the type and quantity of cargo to be carried and the ports of loading and discharging. The technical operation and navigation of the vessel at all times remains the responsibility of the vessel owner, which is generally responsible for the vessel's operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. In connection with the charter of each of our vessels, we pay (through our fleet manager) commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house ship brokers associated with the charterers, depending on the number of brokers involved with arranging the relevant charter. We also have historically paid a commission equal to 2% of the total daily charter hire rate of each vessel charter to our fleet manager. Following our acquisition of our fleet manager as of April 1, 2006, the 2% commission and the fixed management fee of $15,000 per month for each vessel will be eliminated from our consolidated financial statements as intercompany transactions. However, we will incur the direct expenses of operating our fleet manager as a wholly-owned subsidiary.

        We strategically monitor developments in the dry bulk shipping industry on a regular basis and adjust the charter hire periods for our vessels according to market conditions. Historically, we have primarily employed short-term time charters that have ranged in duration from a few days to 13 months. We believe that the short-term nature of those charters has provided us with flexibility in responding to market developments and has assisted us in enhancing the amount of charter hire rates that we are paid, particularly during periods when charter hire rates have increased. As contemplated by our business strategy, however, we have also entered into time charters in excess of 18 months for five of the vessels in our fleet. We may in the future extend the charter periods for some of the vessels in our fleet to take advantage of the long-term cash flow and high utilization rates that are associated with long-term time charters. Given the size of our fleet, we believe that adding one or more additional long-term time charters to our charter portfolio will reduce our potential exposure to the adverse effects of any market downturn without significantly affecting our ability to take advantage of short-term market opportunities.

        Our vessels operate worldwide within the trading limits imposed by our insurance terms and do not operate in areas where United States, European Union or United Nations sanctions have been imposed.

Credit Facility

        On May 24, 2006, we entered into a supplemental agreement with The Royal Bank of Scotland Plc. to amend the terms and conditions of the loan agreement entered into in February 2005. According to the terms of the supplemental agreement, the amount of the facility increased to $300 million from $230 million and the amount available for working capital purposes increased to $50.0 million from $30.0 million, including up to $20.0 million used for the acquisition of our fleet manager.

        The commitment fee of the facility has been reduced to 0.25% per annum from 0.35% per annum, applied on the undrawn amounts of the facility. Interest on amounts drawn will be payable at a rate of 0.75% to 0.85% over LIBOR, depending upon the amount drawn as a percentage of the value of the vessels.

        The amended credit facility has a term of ten years from May 24, 2006, which we refer to as the availability date. We are permitted to borrow up to the facility limit, provided that conditions to drawdown are satisfied and that borrowings do not exceed 75% of the aggregate value of the mortgaged vessels. The facility limit will be $300.0 million for a period of six years from the availability date at which time the facility limit will be reduced to $285.0 million. Thereafter, the facility limit will be reduced by $15.0 million semi-annually over a period of four years with a final reduction of $180.0 million at the time of the last semi-annual reduction.

        Our obligations under the amended credit facility are secured by a first priority or preferred mortgage on twelve of the vessels in our fleet (excluding the Coronis) and a first assignment of all freights, earnings, insurances and requisition compensation. We may grant additional security from time to time in the future.

        Our ability to borrow amounts under the credit facility will be subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. To the extent that the vessels in our fleet that secure our obligations under the credit facility are insufficient to satisfy minimum security requirements, we will be required to grant additional security or obtain a waiver or consent from the lender. We will also not be permitted to borrow amounts under the facility if we experience a change of control.

        The amended credit facility contains financial covenants requiring us, among other things, to ensure that:

  •
  the aggregate market value of the vessels in our fleet that secure our obligations under the credit facility at all times exceeds 120% of the aggregate principal amount of debt outstanding under the credit facility and the notional or actual cost of terminating any relating hedging arrangements;

  •
  our total assets minus our debt will not at any time be less than $150 million and at all times will exceed 25% of our total assets;

  •
  we maintain $0.40 million of working capital for every vessel that secures obligations under the facility unless the amounts that are immediately available under the working capital element of the facility exceed this amount.

        For the purposes of the credit facility, our "total assets" are defined to include our tangible fixed assets and our current assets, as set forth in our consolidated financial statements, except that the value of any vessels in our fleet that secure our obligations under the credit facility will be measured by their fair market value rather than their carrying value on our consolidated balance sheet.

        The credit facility will also contain general covenants that require us to maintain adequate insurance coverage and to obtain the lender's consent before we acquire new vessels, change the flag, class or management of our vessels, enter into time charters or consecutive voyage charters that have a term that exceeds, or which by virtue of any optional extensions may exceed, thirteen months or enter into a new line of business. In addition, the credit facility includes customary events of default, including those relating to a failure to pay principal or interest, a breach of covenant, representation and warranty, a cross-default to other indebtedness and non-compliance with security documents.

        Our credit facility does not prohibit us from paying dividends so long as an event of default has not occurred and we are not, and after giving effect to the payment of the dividend would not be, in breach of a covenant. If we incur debt under the credit facility, however, the amount of cash that we have available to distribute as dividends in a period may be reduced by any interest or principal payments that we are required to make.

Our Fleet Manager

        The strategic, commercial and technical management of our fleet is carried out by Diana Shipping Services S.A., to which we refer as DSS, or our fleet manager. As of April 1, 2006, DSS became our wholly-owned subsidiary.

        Our fleet manager is responsible for providing:

  •
  commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers;

  •
  strategic management services, which include providing us with strategic guidance with respect to locating, purchasing, financing and selling vessels;

  •
  technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hiring of qualified officers and crew, arranging and supervising dry docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support; and

  •
  shoreside personnel who carry out the management functions described above.

        In exchange for providing us with the management services described above, we historically paid DSS a commission equal to 2% of our freight and hire revenues and a fixed management fee of $15,000 per month for each vessel in our fleet. Following our acquisition of our fleet manager as of April 1, 2006, these expenses will be eliminated from our consolidated financial statements as intercompany transactions. However, we will incur the direct expenses of operating our fleet manager as a wholly-owned subsidiary.

Environmental and Other Regulations

        Pending legislation in the U.S. Senate would amend the Oil Pollution Act of 1990, as amended, to raise the limits of liability applicable to non-tanker vessels. Under the pending legislation, the maximum limit of liability will be increased from US$600 per gross ton or US$500,000, whichever is greater, to US$950 per gross ton or US$800,000, whichever is greater.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and positions of our directors and executive officers. Our board of directors is elected annually on a staggered basis, and each director elected holds office for a three year term. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated.

Name	Age	Position
Simeon Palios	64	Class I Director, Chief Executive Officer and Chairman
Anastassis Margaronis	50	Class I Director and President
Ioannis Zafirakis	34	Class I Director, Vice President and Secretary
Andreas Michalopoulos	35	Chief Financial Officer and Treasurer
Konstantinos Koutsomitopoulos	38	Vice President and Head of Corporate Development
Maria Dede	34	Chief Accounting Officer
William (Bill) Lawes	62	Class II Director
Konstantinos Psaltis	67	Class II Director
Boris Nachamkin	72	Class III Director
Apostolos Kontoyannis	57	Class III Director

        The term of our Class I directors expires in 2006, the term of our Class II directors expires in 2007 and the term of our Class III directors expires in 2008.

        The business address of each officer and director is the address of our principal executive offices, which are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece.

        Biographical information with respect to each of our directors and executive officers is set forth below.

        Simeon P. Palios has served as our Chief Executive Officer and Chairman since February 21, 2005 and as a Director since March 9, 1999. Prior to November 12, 2004, Mr. Palios was the Managing Director of Diana Shipping Agencies S.A. and performed on our behalf the services he now performs as Chief Executive Officer. Since 1972, when he formed Diana Shipping Agencies, Mr. Palios has had the overall responsibility of our activities. Mr. Palios has 39 years experience in the shipping industry and expertise in technical and operational issues. He has served as an ensign in the Greek Navy for the inspection of passenger boats on behalf of Ministry of Merchant Marine and is qualified as a naval architect and engineer. Mr. Palios is a member of various leading classification societies worldwide and he is a member of the board of directors of the United Kingdom Freight Demurrage and Defence Association Limited. He holds a bachelors degree in Marine Engineering from Durham University.

        Anastassis C. Margaronis has served as our President and as a Director since February 21, 2005. Prior to February 21, 2005, Mr. Margaronis was employed by Diana Shipping Agencies S.A. and performed on our behalf the services he now performs as President. He joined Diana Shipping Agencies in 1979 and has been responsible for overseeing our insurance matters, including hull and machinery, protection and indemnity and war risks cover. Mr. Margaronis has 25 years of experience in shipping, including in ship finance and insurance. He is a member of the Governing Council of the Greek Shipowner's Union and a member of the board of directors of the United Kingdom Mutual Steam Ship Assurance Association (Bermuda) Limited. He holds a bachelors degree in Economics from the University of Warwick and a master's degree from the Wales Institute of Science and Technology.

        Ioannis G. Zafirakis has served as our Vice President and Secretary since February 21, 2005 and as a Director since March 9, 1999. Mr. Zafirakis also serves as an employee of DSS. Prior to February 21, 2005, Mr. Zafirakis was employed by Diana Shipping Agencies S.A. and performed on our behalf the services he now performs as Vice President. He joined Diana Shipping Agencies S.A. in 1997 where he held a number of positions in its finance and accounting department. He holds a bachelors degree in Business Studies from City University Business School in London and a master's degree in International Transport from the University of Wales in Cardiff.

        Andreas Michalopoulos has served as our Chief Financial Officer and Treasurer since March 8, 2006. Mr. Michalopoulos also serves as an employee of DSS. In 1993, Mr. Michalopoulos began his career with Merrill Lynch Private Banking in Paris. In 1995, he became an International Corporate Auditor with Nestle SA in Vevey, Switzerland and in 1998, he became Trade Marketing and Merchandising Manager. From 2000 to 2002, he worked for McKinsey and Company in Paris as an Associate Generalist Consultant. In 2002, he joined Lavipharm SA, a major Greek pharmaceutical group, where he oversaw US Research and Development activity as Vice President of International Business Development, and was a member of the Executive Committee. In 2005, Mr. Michalopoulos joined Diana Shipping Agencies as a Project Manager. Mr. Michalopoulos graduated from Paris IX Dauphine University with honors in 1993 with an MSc in Economics and a master's degree in Management Sciences specializing in Finance. In 1995, he also obtained an MBA from Imperial College, University of London. Mr. Andreas Michalopoulos is married to the youngest daughter of Mr. Simeon Palios.

        Konstantinos Koutsomitopoulos served as our Chief Financial Officer and Treasurer from February 21, 2005 to March 8, 2006 and currently holds the position of Vice President and Head of Corporate Development. Prior to becoming our Chief Financial Officer, Mr. Koutsomitopoulos provided similar services to us since joining our Company in October 2004. Having a family background in shipping, Mr. Koutsomitopoulos joined Pegasus Shipping Inc., a reporting company in the United States, in 1992. From 1997 to 2002, Mr. Koutsomitopoulos was responsible for chartering, sales and purchasing and assisting in financing activities of the company, holding the positions of Chief Executive Officer and, subsequently, Director. Prior to joining our Company in 2004, Mr. Koutsomitopoulos served as an independent financial adviser, primarily serving members of the shipping industry. He has 15 years of experience in shipping and in particular shipping finance. Mr. Koutsomitopoulos graduated from the University of Athens in 1989 with a bachelor's degree in Economics and from City University Business School in London in 1991 with a master's degree in Shipping, Trade and Finance.

        Maria Dede has served as our Chief Accounting Officer since September 1, 2005 during which time she has been responsible for all financial reporting requirements. Mrs. Dede has also served as an employee of DSS since March 2005. In 2000, Mrs. Dede joined the Athens branch of Arthur Andersen, which merged with Ernst and Young (Hellas) in 2002, where she served as an external auditor of shipping companies until 2005. From 1996 to 2000, Mrs. Dede was employed by Venus Enterprises SA, a ship-management company, where she held a number of positions primarily in accounting and supplies. Mrs. Dede holds a bachelors degree in Maritime Studies from the University of Piraeus and a master's degree in Business Administration from the Athens Laboratory of Business Administration.

        William (Bill) Lawes has served as a Director and the Chairman of our Audit Committee since March 2005. Mr. Lawes served as a Managing Director and a member of the Regional Senior Management Board of JPMorgan Chase (London) from 1987 until 2002. Prior to joining JPMorgan Chase, he was Global Head of Shipping Finance at Grindlays Bank. Mr. Lawes is currently a member of the International Maritime Industries' Forum. Mr. Lawes is qualified as a member of the Institute of Chartered Accountants of Scotland.

        Konstantinos Psaltis has served as a Director since March 2005. Since 1981, Mr. Psaltis has served as Managing Director of Ormos Compania Naviera S.A., a company that specializes in operating and managing multipurpose container vessels. Prior to joining Ormos Compania Naviera S.A., Mr. Psaltis simultaneously served as a technical manager in the textile manufacturing industry and as a shareholder of shipping companies managed by M.J. Lemos. From 1961 to 1964, he served as ensign in the Royal Hellenic Navy. Mr. Psaltis is a member of the Germanischer Lloyds Hellas Committee. He holds a degree in Mechanical Engineering from Technische Hochschule Reutlingen & Wuppertal and a bachelor's degree in Business Administration from Tubingen University in Germany.

        Boris Nachamkin has served as a Director and as a member of our Compensation Committee since March 2005. Mr. Nachamkin was with Bankers Trust Company, New York, for 37 years, from 1956 to 1993, and was posted to London in 1968. Upon retirement in 1993, he acted as Managing Director and Global Head of Shipping at Bankers Trust. Mr. Nachamkin was also the UK Representative of Deutsche Bank Shipping from 1996 to 1998 and Senior Executive and Head of Shipping, based in Paris, for Credit Agricole Indosuez between 1998 and 2000. Previously, he was a Director of Mercur Tankers, a company that was listed on the Oslo Stock Exchange, and Ugland International, a shipping company. He also serves as Managing Director of Seatrust Shipping Services Ltd., a private consulting firm.

        Apostolos Kontoyannis has served as a Director and as the Chairman of our Compensation Committee and a member of our Audit Committee since March 2005. Since 1987, Mr. Kontoyannis has been the Chairman of Investments and Finance Ltd., a financial consultancy firm he founded, that specializes in financial and structuring issues relating to the Greek maritime industry, with offices in Piraeus and London. He was employed by Chase Manhattan Bank N.A. in Frankfurt (Corporate Bank), London (Head of Shipping Finance South Western European Region) and Piraeus (Manager, Ship Finance Group) from 1975 to 1987. Mr. Kontoyannis holds a bachelors degree in Finance and Marketing and an M.B.A. in Finance from Boston University.

Board Practices

        We have established an Audit Committee comprised of two board members, which is responsible for reviewing our accounting controls and recommending to the board of directors the engagement of our outside auditors. Each member is an independent director. The members of the Audit Committee are Mr. William Lawes (Chairman) and Mr. Apostolos Kontoyannis, both considered financial experts. In addition, we have established a Compensation Committee comprised of two members, which is responsible for establishing executive officers' compensation and benefits. The members of the Compensation Committee are Mr. Apostolos Kontoyannis (Chairman) and Mr. Boris Nachamkin. While we are exempt from New York Stock Exchange rules on independent directors, we currently conform to those rules.

Compensation of Directors

        Non-employee directors receive annual fees in the amount of $40,000 plus reimbursement of their out-of-pocket expenses. In addition, each non-executive serving as chairman or member of the committees receives annual fees of $20,000 and $10,000, respectively, plus reimbursement of their out-of-pocket expenses. We do not have a retirement plan for our officers or directors.

Equity Incentive Plan

        We have adopted an equity incentive plan, to which we refer as the plan, which entitles our officers, key employees and directors to receive options to acquire our common stock. A total of 2,800,000 shares of common stock has been reserved for issuance under the plan. The plan is administered by our board of directors. Under the terms of the plan, our board of directors will be able to grant new options exercisable at a price per share to be determined by our board of directors. Under the terms of the plan, no options will be exercisable until at least two years after the closing of our initial public offering. Any shares received upon exercise of the options will not be able to be sold until three years after the closing of this offering. All options will expire 10 years from the date of grant. The plan will expire March 17, 2015.

Employment Agreements

        We have entered into employment agreements with each of Mr. Palios, Mr. Margaronis, Mr. Zafirakis and Mr. Michalopoulos and separate consulting agreements with companies controlled by each of them. In addition, Mr. Palios, Mr. Zafirakis and Mr. Michalopoulos have each entered into employment agreements with DSS, our fleet manager, pursuant to which each offers guidance with respect to his field of expertise. The aggregate compensation received by our executives in 2005 was $1.6 million.

RELATED PARTY TRANSACTIONS

Commercial Banking, Financial Advisory and Investment Banking Services

        Fortis Bank (Nederland) N.V., one of our current stockholders, and its affiliates have provided and may continue to provide commercial banking, financial advisory and investment banking services for us for which they receive customary compensation. Fortis Bank (Nederland) N.V. provided us with bridge loans that we repaid in 2001 and acted as the counterparty under two separate interest rate option contracts that we terminated in November 2004. In addition, Fortis Securities LLC, an affiliate of Fortis Bank (Nederland) N.V., acted as an underwriter in connection with our initial and secondary public offerings in March and December 2005, respectively, for which it received customary fees.

Registration Rights Agreement

        We have entered into a registration rights agreement with Corozal Compania Naviera S.A., Ironwood Trading Corp., and Zoe S. Company Ltd., our stockholders of record immediately prior to our initial public offering in March 2005, pursuant to which we granted them, their affiliates (including Mr. Simeon Palios, Mr. Anastassis Margaronis and Mr. Ioannis Zafirakis) and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock held by them. Under the registration rights agreement, these persons will have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, these persons will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by stockholders or initiated by us. Our stockholders of record immediately prior to our initial public offering, currently own 25,768,750 shares entitled to these registration rights.

Consultancy Agreements

        We have entered into consulting agreements with companies owed by Mr. Palios, Mr. Margaronis, Mr. Zafirakis and Mr. Michalopoulos, respectively. We pay these companies for services with respect to our operations provided by their owners for services performed outside of Greece.

Travel Services and Parking Places

        Altair Travel S.A., an affiliated entity that is controlled by our Chairman and Chief Executive Officer, Mr. Simeon Palios, provides us with travel related services. Following our acquisition of DSS, we expect to pay rent to Altair for the lease of parking places in the amount of Euro 11,220 for the first year and increasing by 3% above inflation for each subsequent year pursuant to a lease agreement between Altair and DSS. We believe that the fees that we pay to Altair Travel S.A. are no greater than fees we would pay to an unrelated third party for comparable services in an arm's length transaction.

Universal Shipping and Real Estates Inc.

        We pay rent for our office space to Universal Shipping and Real Estates Inc., or Universal, a company controlled by our Chairman and Chief Executive Officer, Mr. Simeon Palios. Pursuant to the lease agreement signed between our fleet manager and Universal, we expect that the amount of rent we will pay for the first year, following our acquisition of DSS, will amount to Euro 236,400 and will increase for each subsequent year by the rate of 3% above inflation. Prior to our acquisition of our fleet manager as of April 1, 2006, our fleet manager provided us with office space and secretarial services.

Diana Shipping Services S.A. Purchase Option

        We entered into an agreement with the stockholders of DSS at the time of our initial public offering in March 2005 pursuant to which the DSS stockholders had the option to sell all, but not less than all, of their outstanding shares of DSS to us for $20.0 million in cash. The DSS stockholders exercised their option effective April 1, 2006 at which time DSS became our wholly-owned subsidiary.

Diana Shipping Services S.A. Management Agreements

        Prior to our acquisition of DSS, effective April 1, 2006 DSS was an entity that was majority owned and controlled by our Chief Executive Officer and Chairman, Mr. Simeon Palios. Before acquiring DSS we had entered into management agreements with DSS with respect to each of the vessels in our fleet. Under the terms of the management agreements, DSS was responsible for the commercial and technical management of our vessels and we paid DSS a commission equal to 2% of our revenues and a fixed monthly fee of $15,000 per vessel. We believe that the amounts we paid to DSS were comparable to amounts that we would negotiate in an arms length transaction with an unaffiliated third party. We also entered into a separate agreement with DSS whereby DSS provided us with office space and secretarial services at its offices at Pendelis 16, Athens, Greece for no additional charge.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 52,000,000 shares of common stock outstanding, or 53,050,000 shares outstanding if the underwriters exercise their over-allotment option in full. Of these shares, 26,231,250 shares, or 27,281,250 shares assuming the underwriters exercise their over-allotment option in full, will be freely transferable in the United States without restriction under the Securities Act, except for any shares acquired by one of our "affiliates" as defined under Rule 144. Immediately after consummation of this offering, 25,768,750 shares of our common stock will be owned by our shareholders that were acquired in private transactions not involving a public offering and these shares will therefore be treated as "restricted securities" for purposes of Rule 144. Restricted securities held by our executive officers, directors and our stockholders that acquired our shares prior to our initial public offering will be subject to the underwriter's 90-day lock-up agreement as described below. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act. The preferred stock purchase rights being registered in this offering are attached to our common stock and are subject to the same requirements for resale as the common stock to which they are attached.

        In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated and who owns shares that were acquired from the issuer or an affiliate at least one year ago would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, which will be approximately 520,000 shares immediately after this offering, assuming that the underwriters do not exercise their over-allotment option, or (ii) an amount equal to the average weekly reported volume of trading in shares of our common stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us. A person or persons whose shares are aggregated, and who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale may sell restricted securities in reliance on Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which the same restricted securities were acquired from us or one of our affiliates. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

        We and our executive officers, directors and principal stockholders have entered into agreements with the underwriters of this offering which, subject to certain exceptions, generally restrict us and our executive officers, directors and stockholders from directly or indirectly offering, selling, pledging, hedging or otherwise disposing of our equity securities, restricted securities or any security that is convertible into or exercisable or exchangeable for our equity securities and from engaging in certain other transactions relating to such securities for a period of 90 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC. However, if (a) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the foregoing 90-day period and ends on the last day of the foregoing 90-day period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the foregoing 90-day period referred, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, these "lock-up" restrictions imposed will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs, unless Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC waive the extension of such restrictions. Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC

may, in their sole discretion and at any time or from time to time before the expiration of the lock-up period, without notice, release all or any portion of the securities subject to these agreements.

        At the time of our initial public offering we entered into a registration rights agreement with our stockholders of record immediately prior to our initial public offering pursuant to which we granted them, their affiliates and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements described above, to require us to register under the Securities Act shares of our common stock held by them. Shares of common stock, when registered under any registration statement, will be available for sale in the open market unless restrictions apply. Please see the section of this prospectus entitled "Related Party Transactions—Registration Rights Agreement." In addition, all of these shares would be available for sale into the public market after one year pursuant to Rule 144, Regulation S and other exemptions under the Securities Act, as described above.

        As a result of the lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as follows:

Days After the Date of this Prospectus	Number of Shares Eligible for Sale	Comment
Date of prospectus	None	Shares not locked up and eligible for sale freely or under Rule 144
90 days (1)	25,768,750	Lock-up released; shares eligible for sale under Rule 144

(1)
Assuming that the lock-up period is not extended or waived in accordance with the terms of the lock-up agreement.

        No prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, including shares issued upon the exercise of options that may be granted under any employee stock option or employee stock award plan of ours, or the perception that those sales may occur, could adversely affect prevailing market prices for our common stock.

TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a United States Holder and a Non-United States Holder, each as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the United States dollar) may be subject to special rules. This discussion deals only with holders who (i) purchase common stock in connection with this offering, (ii) own our common stock as a capital asset, and (iii) own less than 10% of our common stock. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Marshall Islands Tax Considerations

        In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax Considerations

        In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to United States Holders and Non-United States Holders of our common stock. The following discussion of United States federal income tax matters is based on the Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. In addition, the discussion below is based, in part, on the description of our business as described in "Business" above and assumes that we conduct our business as described in that section. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. References in the following discussion to "we" and "us" are to Diana Shipping Inc. and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

        Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation on its "shipping income" that is treated as derived from sources within the United States, to which we refer as "United States source shipping income." For these purposes "shipping income" means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses. For tax purposes, "United

States source shipping income" includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

        Shipping income attributable to transportation exclusively between non- United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

        Shipping income attributable to transportation exclusively between United States ports will be considered to be 100% derived from United States sources. However, the Company is not permitted to engage in the transportation of cargo that produces 100% United States source income.

        In the absence of exemption from tax under Section 883 of the Code, our gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

        Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our United States source shipping income if:

  (1)
  we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and

  (2)
  either

  (A)
  more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, to which we refer as the "50% Ownership Test," or

  (B)
  our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, to which we refer as the "Publicly-Traded Test."

        The Marshall Islands and Panama, the jurisdictions where we and our ship-owning subsidiaries are incorporated, grant an "equivalent exemption" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our United States source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test. Under the Section 883 regulations, any person who holds bearer shares in the chain of ownership between such person and a foreign corporation will be treated as a non-qualified shareholder with respect to its shares in such foreign corporation for purposes of the 50% Ownership Test.

        Prior to the 2006 tax year, a majority of our shares were ultimately owned by our Chairman and Chief Executive Officer, Mr. Simeon Palios through certain holding companies, the shares of which were in bearer form. Under a literal reading of the Section 883 regulations, these shares would not be treated as being owned by a "qualified shareholder." However, based upon Mr. Palios's affirmation that he has direct physical possession and control over such bearer shares and has been in such possession and control since the creation of the Company, the Company intends to take the position for United States federal income tax reporting purposes that, notwithstanding the language of the Section 883 regulations. Mr. Palios should be treated as a qualified shareholder. However, there is no assurance that the Internal Revenue Service or a court would agree with our position. If Mr. Palios is not treated as a qualified shareholder with respect to our shares prior to the offering, then we will not qualify for exemption under Section 883 for the 2005 taxable year and we will be subject to United States federal income tax on our United States source shipping income as discussed below. Beginning with the 2006 tax year, we anticipate that we will satisfy the Publicly-Traded Test as discussed below.

        The regulations under Code Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock, which is our sole class of issued and outstanding stock, is "primarily traded" on the New York Stock Exchange.

        Under the regulations, our common stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, to which we refer as the "listing threshold."

        It is further required that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe our common stock satisfies the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is the case with our common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

        Notwithstanding the foregoing, the regulations provide, in pertinent part, that each class of our stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, to which we refer as the "5 Percent Override Rule."

        For purposes of being able to determine the persons who actually or constructively own 5% or more of our stock, or "5% Stockholders," the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," as having a 5% or more beneficial interest in our common stock. The regulations further provide that an investment company, which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

        In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, sufficient shares are owned by 5% Stockholders that are considered to be "qualified shareholders" for purposes of Code Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year.

        Before and after this offering, we believe that we will be able to satisfy the Publicly-Traded Test and will not be subject to the 5 Percent Override Rule, although we can give no assurance that this will continue to be the case. For example, after this offering, we expect that our 5% Stockholders, Mr. Simeon Palios, and Fortis Bank (Nederland) N.V. will own as much as 49.56% of our outstanding common stock, assuming the underwriters' over-allotment option is not exercised. If other 5% Stockholders were, in combination with Mr. Palios and Fortis Bank (Nederland) N.V., to own 50% or

more of the outstanding shares of our stock on more than half the days during the taxable year then we would be subject to the 5 Percent Override Rule.

        Under the regulations, if we are subject to the 5 Percent Override Rule or the 50% Ownership Test, we would have to satisfy certain substantiation requirements regarding the identity of our stockholders in order to qualify for the Code Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

  Taxation in the Absence of Section 883 Exemption

        To the extent the benefits of Code Section 883 are unavailable, our United States source shipping income, to the extent not considered to be "effectively connected" with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime. For the 2005 and 2006 taxable years, we estimate that our maximum United States federal income tax liability would be immaterial if we were to be subject to the 4% gross basis tax regime.

        To the extent the benefits of the Code Section 883 exemption are unavailable and our United States source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" United States source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

        Our United States source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:

  •
  we have, or are considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

  •
  substantially all of our United States source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis and we do not intend to have an office or other fixed place of business in the United States. Based on the foregoing and on the expected mode of our shipping operations and other activities, none of our United States source shipping income will be "effectively connected" with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

        If we qualify for exemption from taxation under Section 883 in respect of the shipping income derived from the international operation of our vessels, as we believe we will so qualify, then gain from the sale of any such vessel should likewise be exempt from tax under Section 883. If, however, our shipping income from such vessels does not qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United

States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. To the extent possible, we will attempt to structure any sale of a vessel by us so that it is considered to occur outside of the United States.

United States Federal Income Taxation of United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of common stock that is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

        Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a United States Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as "passive income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

        Dividends paid on our common stock to a United States Holder who is an individual, trust or estate (a "United States Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such United States Non-Corporate Holder at preferential tax rates (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we have been, are or will be); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a United States Non-Corporate Holder, although we believe that they will be so eligible. Any dividends out of earnings and profits we pay which are not eligible for these preferential rates will be taxed as ordinary income to a United States Non-Corporate Holder. In 2005, legislation was introduced in the United States Senate which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of enactment. The legislation was referred to committee, but no further action has been taken with respect to the proposal.

        Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder's adjusted basis (or fair market value in certain circumstances) in a share of common stock—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a United States

Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

        Assuming we do not constitute a passive foreign investment company for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are eligible for reduced rates of taxation. A United States Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

        Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a "passive foreign investment company" for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a United States Holder if, for any taxable year in which such holder held our common stock, either

  •
  at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

  •
  at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

        For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

        Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. In addition, we have obtained an opinion from our counsel, Seward and Kissel LLP that, based upon our operations as described herein, our income from time charters should not be treated as passive income for purposes of determining whether we are a passive foreign investment company. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

        As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a United States Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

Taxation of United States Holders Making a Timely QEF Election

        If a United States Holder makes a timely QEF election, which United States Holder we refer to as an "Electing Holder," the Electing Holder must report each year for United States federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A United States Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing one copy of IRS Form 8621 with his United States federal income tax return. If we were to be treated as a passive foreign investment company for any taxable year, we would provide each United States Holder with all necessary information in order to make the qualified electing fund election described above.

Taxation of United States Holders Making a "Mark-to-Market" Election

        Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, our stock is treated as "marketable stock," a United States Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder.

Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election

        Finally, if we were to be treated as a passive foreign investment company for any taxable year, a United States Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common stock;

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a passive foreign investment company, would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If we are a passive foreign investment company and a Non-Electing Holder who is an individual dies while owning our common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of "Non-United States Holders"

        A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a "Non-United States Holder."

Dividends on Common Stock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

  •
  the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

  •
  fail to provide an accurate taxpayer identification number;

  •
  are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If you are a Non-United States Holder and you sell your common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than underwriting discounts and commissions, as follows:

Printing and Engraving Expenses	200,000
Legal Fees and Expenses	175,000
Accountants' Fees and Expenses	75,000
NYSE Supplemental Listing Fee	50,000
Transfer Agent's Fees and Expenses	—
Miscellaneous Costs	250,000

Total	$750,000

UNDERWRITING

        Subject to the terms and conditions of an Underwriting Agreement, dated June     , 2006, the underwriters named below, acting through their representatives, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC, have severally agreed with us, subject to the terms and conditions of the Underwriting Agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names.

Underwriters	Number of Shares
Bear, Stearns & Co. Inc.
Wachovia Capital Markets, LLC
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Dahlman Rose & Co., LLC
Morgan Keegan & Company, Inc.

Total

        The Underwriting Agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus supplement are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

        The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $          per share. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        We have granted to the underwriters an option, exercisable within 30 days after the date of the prospectus, to purchase up to an aggregate of 1,050,000 shares of our outstanding common stock to cover over-allotments, if any, at the offering price less underwriting discounts and commissions. If the underwriters exercise their over-allotment option to purchase any of the 1,050,000 additional shares, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

        The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions payable by us	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

        We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $750,000.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        Each of our officers, directors and stockholders has agreed, subject to specified exceptions, not to:

  •
  offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus supplement or thereafter acquired directly by those holders or with respect to which they have the power of disposition, or

  •
  enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise)

for a period of 90 days after the date of this prospectus supplement without the prior written consent of Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC. This restriction terminates after the close of trading of the shares of common stock on and including the 90 days after the date of this prospectus supplement. However, if (a) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the foregoing 90-day period and ends on the last day of the foregoing 90-day period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the foregoing 90-day period referred, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, these "lock-up" restrictions imposed will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs, unless Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC waives the extension of such restrictions, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC may, in their sole discretion and at any time or from time to time before the expiration of the lock-up period, without notice, release all or any portion of the securities subject to these agreements. There are no existing agreements between the representatives and any person who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

        In addition, we have agreed that, subject to certain exceptions, during the lock-up period referred to above we will not, without the prior written consent of Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

  (c)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each of the underwriters has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer, and

  (b)
  it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        Shares of our common stock are listed on the New York Stock Exchange under the symbol "DSX."

        A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

        The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, or the Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of common stock. A "syndicate covering transaction" is the bid for or purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the shares of common stock originally sold by such underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        The underwriters have informed us that they do not intend to make sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority without the prior written approval of the account holder.

        Bear, Stearns & Co. Inc. has entered into a referral arrangement with a company that is partially owned by a member of our senior management pursuant to which that company has in the past referred, and may in the future refer, to Bear Stearns & Co. Inc. potential investment banking transactions involving unaffiliated third parties. To date, Bear, Stearns & Co. Inc. has not paid any amounts under the arrangement, although it currently has two transactions pending in which a fee could be payable under the agreement. If any transactions subject to the referral arrangement were to be successfully completed, the fee payable under the arrangement would be based on compensation received by Bear, Stearns & Co. Inc. or its affiliates in connection with the transaction. As the referral arrangement does not apply to transactions involving our Company or our affiliates, no amounts will be payable under the arrangement in connection with this offering and no amounts were paid in connection with our initial public offering.

        In addition, certain of the underwriters or their respective affiliates have in the past performed and may in the future from time to time perform investment banking and other financial services for us and our affiliates for which they received or will receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

LEGAL MATTERS

        The validity of the common stock and certain other matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.'s Annual Report (Form 20-F) for the year ended December 31, 2005 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The discussions contained under the sections of this prospectus entitled "Business" and "The International Dry Bulk Shipping Industry" have been reviewed by Drewry Shipping Consultants Limited, or Drewry, which has confirmed to us that they accurately describe the international dry bulk shipping industry, subject to the reliability of the data supporting the statistical and graphical information presented in this prospectus.

        The statistical and graphical information we use in this prospectus has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

        We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-800-SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

        The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Our annual report on Form 20-F for the year ended December 31, 2005, filed with the Commission on April 13, 2006, and amended on April 14, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

  •
  The description of our securities contained in (a) our Registration Statement on Form F-1, File No. 333-123052, as amended, filed with the SEC on March 15, 2005, (b) our Registration Statement on Form F-1, File No. 333-129726, as amended, filed with the SEC on November 16, 2005 and (c) any amendment or report filed for the purpose of updating that description.

  •
  Our report of foreign private issuer on Form 6-K filed with the SEC on June 1, 2006.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and accompanying prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

        You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

  Diana Shipping Inc.
  Pendelis 16
  175 64 Palaio Faliro
  Athens, Greece
  (30) 210 947-0100

Information Provided by the Company

        We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish semi-annual reports containing selected unaudited financial data for the first six months of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

GLOSSARY OF SHIPPING TERMS

        Following are definitions of shipping terms used in this prospectus supplement.

        Bareboat Charter—Also known as "demise charter." Contract or hire of a ship under which the shipowner is usually paid a fixed amount of charter hire rate for a certain period of time during which the charterer is responsible for the operating costs and voyage costs of the vessel as well as arranging for crewing.

        Bulk Carriers—Vessels which are specially designed and built to carry large volumes of cargo in bulk cargo form.

        Bunkers—Heavy fuel oil used to power a vessel's engines.

        Capesize—A dry bulk carrier in excess of 150,000 dwt.

        Charter—The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

        Charterer—The individual or company hiring a vessel.

        Charter Hire Rate—A sum of money paid to the vessel owner by a charterer under a time charterparty for the use of a vessel.

        Classification Society—An independent organization which certifies that a vessel has been built and maintained in accordance with the rules of such organization and complies with the applicable rules and regulations of the country of such vessel and the international conventions of which that country is a member.

        Deadweight Ton—"dwt"—A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel's DWT or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

        Draft—Vertical distance between the waterline and the bottom of the vessel's keel.

        Dry Bulk—Non-liquid cargoes of commodities shipped in an unpackaged state.

        Drydocking—An out-of-service period used to remove a vessel from the water for mandatory Classification Society inspection and for planned repairs and maintenance.

        Handymax—A dry bulk carrier of approximately 35,000 to 60,000 dwt.

        Handysize—A dry bulk carrier having a carrying capacity of up to approximately 35,000 dwt.

        Hull—The shell or body of a vessel.

        International Maritime Organization—"IMO"—A United Nations agency that issues international trade standards for shipping.

        ISM Code—The International Management Code for the Safe Operation of Ships and for Pollution Prevention, as adopted by the IMO.

        Metric Ton—A metric ton of 1,000 kilograms.

        Newbuilding—A newly constructed vessel.

        OPA—The United States Oil Pollution Act of 1990 (as amended).

        Orderbook—A reference to currently placed orders for the construction of vessels (e.g., the Panamax orderbook).

        Panamax—A dry bulk carrier of approximately 60,000 to 80,000 dwt of maximum length, depth and draft capable of passing fully loaded through the Panama Canal.

        Protection and Indemnity Insurance—Insurance obtained through a mutual association formed by shipowners to provide liability insurance protection from large financial loss to one member through contributions towards that loss by all members.

        Scrapping—The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

        Short-Term Time Charter—A time charter which lasts less than approximately 12 months.

        Sister Ships—Vessels of the same class and specification which were built by the same shipyard.

        SOLAS—The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

        Special Survey—The inspection of a vessel by a classification society surveyor which takes place a minimum of every four years and a maximum of every five years.

        Spot Market—The market for immediate chartering of a vessel usually for single voyages.

        Time Charter—Contract for hire of a ship. A charter under which the ship-owner is paid charter hire rate on a per day basis for a certain period of time, the shipowner being responsible for providing the crew and paying operating costs while the charterer is responsible for paying the voyage costs. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

        Ton—A metric ton of 1,000 kilograms.

        Weighted Average Age—The weighted average age of a fleet is the sum of the age of each vessel in the fleet in each year from its delivery from the builder, weighted by the vessel's dwt in proportion to the total dwt of the fleet for each respective year.

        Voyage Charter—Contract for hire of a vessel under which a shipowner is paid freight on the basis of moving cargo from a loading port to a discharge port. The shipowner is responsible for paying both operating costs and voyage costs. The charterer is typically responsible for any delay at the loading or discharging ports.

DIANA SHIPPING INC.
INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

DIANA SHIPPING INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND MARCH 31, 2006 (UNAUDITED)

(Expressed in thousands of U.S. Dollars — except for share and per share data)

ASSETS	December 31, 2005	March 31, 2006
	(Note 1)	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$21,230	$19,418
Accounts receivable, trade	1,007	193
Inventories	872	1,162
Prepaid insurance and other	166	642
Prepaid charter revenue, current portion	3,322	3,322

Total current assets	26,597	24,737

FIXED ASSETS:
Advances for vessels under construction and acquisitions and other vessel costs	4,221	—

Vessels	331,523	373,661
Accumulated depreciation	(24,218)	(27,821)

Vessels' net book value	307,305	345,840

Total fixed assets	311,526	345,840

OTHER NON-CURRENT ASSETS:
Deferred charges, net	2,004	2,406
Prepaid charter revenue, non-current portion	1,822	1,002

Total assets	$341,949	$373,985

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, trade	$1,389	$1,070
Accounts payable, other	201	295
Due to related parties	215	240
Accrued liabilities	1,685	1,554
Unearned revenue	1,106	1,389
Other current liabilities	71	71

Total current liabilities	4,667	4,619

LONG-TERM DEBT, net of current portion	12,859	51,169

OTHER NON-CURRENT LIABILITIES	265	247

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 45,000,000 issued and outstanding at December 31, 2005 and March 31, 2006	450	450
Additional paid-in capital	296,831	296,907
Retained earnings	26,877	20,593

Total stockholders' equity	324,158	317,950

Total liabilities and stockholders' equity	$341,949	$373,985

DIANA SHIPPING INC.

CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2005 AND 2006

(Expressed in thousands of U.S. Dollars—except for share and per share data)

	Three Months Ended March 31,
	2005	2006
REVENUES:
Voyage and time charter revenues	$23,906	$24,179
EXPENSES:
Voyage expenses	1,634	1,755
Vessel operating expenses	3,176	4,927
Depreciation and amortization of deferred charges	1,879	3,757
Management fees	363	572
Executive management services and rent	342	76
General and administrative expenses	430	824
Foreign currency losses/(gains)	(8)	10

Operating income	16,090	12,258

OTHER INCOME (EXPENSES):
Interest and finance costs, net	(1,677)	(785)
Interest Income	142	243

Total other income (expenses), net	(1,535)	(542)

Net Income	$14,555	$11,716

Earnings per common share, basic and diluted	$0.49	$0.26

Weighted average number of common shares, basic and diluted	29,550,000	45,000,000

DIANA SHIPPING INC.

CONSOLIDATED UNAUDITED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2005 AND 2006

(Expressed in thousands of U.S. Dollars—except for share and per share data)

		Common Stock
	Comprehensive Income (Loss)	# of Shares	Par Value	Additional Paid-in Capital	Appropriation of Retained Earnings	Retained Earnings	Total
BALANCE, December 31, 2004		27,625,000	$276	$39,489	$—	$19,287	$59,052

—Net income	14,555	—	—	—	—	14,555	14,555
—Contribution to additional-paid in capital		—	—	342	—	—	342
—Issuance of common stock (par value $0.01, at $17.00)		12,375,000	124	193,852	—	—	193,976
—Appropriation of retained earnings		—	—	—	15,850	(15,850)	—
—Dividends declared and paid ($0.51 per share)		—	—	—	—	(14,000)	(14,000)

Comprehensive income	$14,555

BALANCE, March 31, 2005		40,000,000	$400	$233,683	$15,850	$3,992	$253,925

BALANCE, December 31, 2005		45,000,000	$450	$296,831	$—	$26,877	$324,158

—Net income	11,716	—	—	—	—	11,716	11,716
—Contribution to additional-paid in capital		—	—	76	—	—	76
—Dividends declared and paid ($0.40 per share)		—	—	—	—	(18,000)	(18,000)

Comprehensive income	$11,716

BALANCE, March 31, 2006		45,000,000	$450	$296,907	$—	$20,593	$317,950

DIANA SHIPPING INC.

CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2005 AND 2006

(Expressed in thousands of U.S. Dollars—except for share and per share data)

	Three Months Ended March 31,
	2005	2006
Cash Flows from Operating Activities:
Net income	$14,555	$11,716
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of deferred charges	1,879	3,757
Executive management services and rent	342	76
Amortization and write off of financing costs	470	39
Recognition and amortization of free lubricants benefit	(142)	(18)
Increase) Decrease in:
Receivables	13	814
Inventories	(201)	(290)
Prepayments and other	(386)	(476)
Prepaid charter revenue	—	820
Increase (Decrease) in:
Accounts payable	792	(225)
Due to related companies	(329)	25
Accrued liabilities	1,027	(131)
Unearned revenue	(266)	283
Dry dockings	—	(785)

Net Cash from Operating Activities	17,754	15,605

Cash Flows from Investing Activities:
Advances for vessels under construction and acquisitions and other vessel costs	(282)	—
Vessel acquisitions	(71,950)	(37,917)

Net Cash used in Investing Activities	(72,232)	(37,917)

Cash Flows from Financing Activities:
Proceeds from long-term debt	76,000	38,500
Proceeds from public offering, net of related issuance costs	193,976	—
Decrease in restricted cash	789	—
Payments of long-term debt	(168,716)	—
Cash dividends	(14,000)	(18,000)

Net Cash from Financing Activities	88,049	20,500

Net increase (decrease) in cash and cash equivalents	33,571	(1,812)
Cash and cash equivalents at beginning of period	1,758	21,230

Cash and cash equivalents at end of period	$35,329	$19,418

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for:
Interest payments, net of amounts capitalized	$1,170	$564

Non-cash financing activities:
Executive management services and rent	$342	$76

DIANA SHIPPING INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(Expressed in thousands of U.S. Dollars—except share and per share data, unless otherwise stated)

1.    Basis of Presentation and General Information:

The accompanying consolidated financial statements include the accounts of Diana Shipping Inc. ("Diana") and its wholly-owned subsidiaries (collectively, the "Company"). Diana was formed on March 8, 1999 as Diana Shipping Investment Corp., under the laws of the Republic of Liberia. In February 2005, the Company's articles of incorporation were amended. Under the amended articles of incorporation, the Company was renamed Diana Shipping Inc. and was redomiciled from the Republic of Liberia to the Marshall Islands. In March and December 2005 the Company completed its initial and secondary public offerings in the United States under the United States Securities Act of 1933, as amended, the net proceeds of which amounted to $193,976 and $63,085, respectively.

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and notes required by U.S. generally accepted accounting principles for complete financial statements. These consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. Operating results for the three-month period ended March 31, 2006 are not necessarily indicative of the results that might be expected for the fiscal year ended December 31, 2006.

The balance sheet as of December 31, 2005 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership and operation of bulk carrier vessels and is the sole owner of all outstanding shares of the following subsidiaries, all incorporated in the Republic of Panama:

  (a)
  Skyvan Shipping Company S.A. ("Skyvan"), owner of the Bahamas flag 75,311 dwt bulk carrier vessel "Nirefs", which was built and delivered in January 2001.

  (b)
  Buenos Aires Compania Armadora S.A. ("Buenos"), owner of the Bahamas flag 75,247 dwt bulk carrier vessel "Alcyon", which was built and delivered in February 2001.

  (c)
  Husky Trading S.A. ("Husky"), owner of the Bahamas flag 75,336 dwt bulk carrier vessel "Triton", which was built and delivered in March 2001.

  (d)
  Panama Compania Armadora S.A. ("Panama"), owner of the Bahamas flag 75,211 dwt bulk carrier vessel "Oceanis", which was built and delivered in May 2001.

  (e)
  Eaton Marine S.A. ("Eaton"), owner of the Greek flag 75,106 dwt bulk carrier vessel "Danae" (built in 2001), which was acquired in July 2003.

  (f)
  Chorrera Compania Armadora S.A. ("Chorrera"), owner of the Greek flag 75,172 dwt bulk carrier vessel "Dione" (built in 2001), which was acquired in May 2003.

  (g)
  Cypres Enterprises Corp. ("Cypres"), owner of the Bahamas flag 73,630 dwt bulk carrier vessel "Protefs" (Hull 2301), which was built and delivered in August 2004.

  (h)
  Darien Compania Armadora S.A. ("Darien"), owner of the Bahamas flag 73,691 dwt bulk carrier vessel, "Calipso" (Hull 2303), which was built and delivered in February 2005.

  (i)
  Cerada International S.A ("Cerada"), owner of the Bahamas flag 169,883 dwt bulk carrier vessel, "Pantelis SP" (built in 1999), which was acquired in February 2005.

  (j)
  Texford Maritime S.A. ("Texford"), owner of the Bahamas flag 73,691 dwt bulk carrier vessel, "Clio" (Hull 2304), which was built and delivered in May 2005.

  (k)
  Urbina Bay Trading S.A. ("Urbina"), owner of the Bahamas flag 74,444 dwt bulk carrier vessel "Erato" (built in 2004), which was acquired in November 2005.

  (l)
  Changame Compania Armadora S.A. ("Changame"), owner of the Bahamas flag 73,583 dwt bulk carrier vessel "Thetis" (built in 2004), which was acquired in November 2005.

  (m)
  Vesta Commercial S.A. ("Vesta"), owner of the Bahamas flag 74,381 dwt bulk carrier vessel "Coronis" (Hull H1307A), which was built and delivered in January 2006 (Note 5).

On November 12, 2004 the vessel owning subsidiaries entered into a management agreement with Diana Shipping Services S.A. ("DSS"), a related Panamanian corporation, under which management services are provided in exchange for a fixed monthly fee of $15 per vessel and 2% commission on all voyage and time charter revenues (Note 2(a)).

During the three-month periods ended March 31, 2005 and 2006, nine charterers individually accounted for 10% or more of the Company's voyage and time charter revenues as follows:

Charterer	2005	2006
A	21%	23%
B	15%	—
C	14%	—
D	14%	—
E	12%	—
F	—	18%
G	—	13%
H	—	13%
I	—	10%

2.    Transactions with Related Parties:

  (a)
  Diana Shipping Services S.A ("DSS" or the "Manager"): As discussed in Note 1, effective November 12, 2004, the operations of the vessels are managed by DSS under management agreements, which were amended in July 2005.

  Based on the management agreements as amended in July 2005, the Company appointed DSS to be the sole and exclusive manager of the vessel owning subsidiaries and any other subsidiaries to be included in the group, having vessels in operation or under construction, with terms and conditions specified in the agreements signed between DSS and each subsidiary. The Manager provides the Company, its Officers, Executives and the subsidiaries with management services and office space. The Manager also provides the vessel owning subsidiaries with a wide range of shipping services, such as technical support and maintenance, insurance consulting, chartering, financial and accounting services, in exchange for a fixed monthly fee of $15 per vessel plus 2% commission on all voyage and time charter revenues, for a non specific period of time provided that such agreements may be terminated by either party giving three months notice at any time.

  DSS is majority owned and controlled by Mr. Simeon Palios, the Company's Chief Executive Officer and Chairman. The management fees charged by DSS during the three month periods ended March 31, 2005 and 2006 amounted to $363 and $572, respectively, and are separately reflected in the accompanying unaudited consolidated statements of income. Commissions charged by DSS during the three month periods ended March 31, 2005 and 2006 amounted to $477 and $500, respectively, and are included in voyage expenses in the accompanying unaudited consolidated statements of income. The balances due to DSS at December 31, 2005 and March 31, 2006 amounted to $164 and $185, respectively, and are included in due to related parties in the accompanying consolidated balance sheets.

  (b)
  Option to acquire Diana Shipping Services S.A.: In February 2005, and within the context of the Company's March 2005 initial public offering, the Company entered into an agreement with the stockholders of DSS, amended on February 17, 2006 pursuant to which the DSS stockholders could exercise an option to sell all, but not less than all, of their outstanding shares to the Company for cash consideration of $20,000, at any time through March 31, 2006. On March 27, 2006 the DSS stockholders provided notice to the Company of their exercise of their option to sell their shares to the Company (Note 10(a)).

  (c)
  Altair Travel S.A. ("Altair"): The Company uses the services of an affiliated travel agent, Altair. Travel expenses for the three month periods ended March 31, 2005 and 2006 amounted to $111 and $187, respectively, and are included in vessel operating expenses and general and administrative expenses in the accompanying unaudited consolidated statements of income. No amounts were payable to or receivable from Altair at December 31, 2005 and March 31, 2006.

  (d)
  Fortis Bank ("Fortis") ultimate shareholder of Zoe S. Company Ltd. ("Zoe"): On December 30, 2002, a share purchase and subscription agreement was signed by Zoe, Ironwood Trading Corp. (the then sole shareholder of the Company), certain executives (including Mr. Simeon Palios) and the Company. Under the terms of this agreement, Zoe acquired from Ironwood Trading Corp. 50% of the then issued and outstanding common share capital of the Company for a fixed sum, and in September 2004, sold 25% of its common stock to Corozal Compania Naviera SA, ("Corozal"), a company controlled by Mr. Simeon Palios. In February 2005, the agreement was amended, so as to facilitate the Company's initial public offering and was terminated on its closing in March 2005. As of March 31, 2006, Zoe owned 5,050,000 or 11.22% of the Company's outstanding common stock.

  Fortis, through Fortis Securities LLC, an affiliate of Fortis Bank (Nederland) N.V., was an underwriter in the Company's initial public offering in March 2005 and the follow-on offering in December 2005 and received a total of $1,659 in underwriting commissions in 2005 in connection with both offerings.

3.    Inventories:

The amounts shown in the accompanying consolidated balance sheets are analyzed as follows:

	December 31, 2005	March 31, 2006
Bunkers	—	278
Lubricants	686	741
Victualling	186	143

Total	872	1,162

4.    Prepaid Charter Revenue:

The amounts shown in the accompanying balance sheets as of December 31, 2005 and March 31, 2006 reflect an asset recognized by the Company pursuant to the acquisition of the vessel Thetis. The vessel, upon her delivery on November 28, 2005, was placed on an existing time charter contract assumed from its previous owners through arrangements with the respective charterer. The contract, which expires between July to September 2007, is at the rate of $25,000 per day, gross of commissions.

The Company, upon delivery of the vessel, evaluated the charter contract assumed and recognized an asset of $5,443 representing the excess of the fair value of the charter contract assumed over the then fair value of such charter at current market rates with the balance of the total contract price allocated to the vessel's purchase price. As of December 31, 2005 and March 31, 2006, the unamortized balance of the asset amounted to $5,144 and $4,324, respectively and is reflected in prepaid charter revenue in the accompanying consolidated balance sheets. The amortization for the three-month period ended March 31, 2006 amounted to $820 and is included in voyage and time charter revenues in the accompanying 2006 unaudited statement of income.

5.    Vessels:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance, December 31, 2005	331,523	(24,218)	307,305
—Transfers from advances for vessels under construction and acquisitions and other vessel costs	4,221	—	4,221
—Vessel acquisitions	37,917	—	37,917
—Depreciation	—	(3,603)	(3,603)

Balance, March 31, 2006	373,661	(27,821)	345,840

In October 2005, the company entered into an agreement with an unrelated third party company to acquire a Panamax dry bulk carrier, the "Coronis", with a carrying capacity of 74,381 dwt for a total consideration of $42,000. The vessel, at the time the agreement was concluded, was under construction at the Hudong Shipyard in China. As part of the Memorandum of Agreement, the Company concluded a time charter agreement with a company related to the seller of the vessel, commencing upon the vessel's delivery, for a period of minimum 11 to maximum 13 months at the charterer's option, at the rate of $21,000 per day, gross of commissions. As of December 31, 2005, the Company had made an advance payment (10% of the purchase price) of $4,200 plus expenses, while the remaining balance of $37,800 was paid upon delivery of the vessel in January 2006. The Company incurred additional expenses, which amounted to $138 and are included in the vessel's cost.

All Company's vessels, with the exception of the Thetis, the Erato and the Coronis, having a total carrying value of $227,090 as of March 31, 2006, have been provided as collateral to secure the revolving credit facility discussed in Note 7. As of March 31, 2006, all vessels were operating under time charters, the last of which expires in January 2008.

6.    Deferred Charges:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Financing Costs	Dry-dock Costs	Total
Balance, December 31, 2005	1,116	888	2,004
—Additions	—	785	785
—Amortization	(39)	(154)	(193)
—Financing costs presented as a contra to debt	(190)	—	(190)

Balance, March 31, 2006	887	1,519	2,406

Financing costs represent fees paid to the lenders relating to the $230 million secured revolving credit facility signed in February 2005 with the Royal Bank of Scotland. The portion of those fees relating to the balance of the outstanding debt as of December 31, 2005 and March 31, 2006, net of amortization, is recorded as a contra to debt.

Additions to deferred dry-dock cost represent expenditures incurred for the dry-docking of the vessels Danae and Triton, which were completed in January and February 2006, respectively. Furthermore, on March 27, 2006, the vessel Oceanis entered the yard for her scheduled drydock which was completed on April 7, 2006.

The amortization of loan financing costs is included in interest and finance costs in the accompanying unaudited consolidated statements of income and the amortization of drydock costs is included in depreciation and amortization of deferred charges in the accompanying unaudited consolidated statements of income.

7.    Long-term Debt:

The amount of long-term debt shown in the accompanying consolidated balance sheets is analyzed as follows:

	December 31, 2005	March 31, 2006
Balance under the revolving credit facility	12,925	51,425
Less related deferred financing costs	(66)	(256)

Total	12,859	51,169
Less: Current portion	—	—

Long-term portion	12,859	51,169

In February 2005, the Company entered into an agreement with the Royal Bank of Scotland for a $230.0 million secured revolving credit facility, to finance the acquisition of additional dry bulk carrier vessels or cellular container ships, the acquisition of DSS (Note 2(b)) and for working capital. The maturity of the credit facility is ten years and the interest rate on amounts drawn is at LIBOR plus a margin.

The facility is available in full for five years. At the end of the fifth year it will be reduced by $20.0 million and over the remaining period of five years will be reducing in semiannual amounts of $13.5 million with a final reduction of $75.0 million together with the last semi annual reduction. Initial loan financing costs amounted to $1,300.

In January 2006, the Company drew down an amount of $38,500 under the existing $230 million secured revolving credit facility with the Royal Bank of Scotland, to fund the balance of the purchase price of the Coronis on January 25, 2006 (Note 5).

The credit facility is secured by a first priority mortgage on ten of the vessels in the fleet (excluding the Thetis, the Erato, and the Coronis) and such other vessels that may from time to time be included with the approval of the lender, a first assignment of all freights, earnings, insurances and requisition compensation and a negative pledge agreement that requires to either mortgage new vessels to the lender or obtain the lender's consent before mortgaging those vessels to third parties. The lenders may also require additional security in the future in the event the Company breaches certain covenants under the credit facility, as described below.

The credit facility contains covenants including restrictions as to changes in management and ownership of the vessels, additional indebtedness and mortgaging of vessels without the bank's prior consent as well as minimum requirements regarding hull cover ratio (vessels' market values at least 130% of the outstanding balance of the credit facility), minimum liquidity of $750 per each vessel in the fleet, unless the available credit facility exceeds this amount and other financial covenants. Furthermore, the Company is not permitted to pay any dividends, which would result in a breach of the financial covenants.

On the undrawn portion of the facility the Company pays commitment fees, which for the three month periods ended March 31, 2005 and 2006 amounted to $0 and $167, respectively and are included in interest and finance costs in the accompanying unaudited consolidated statements of income.

Total interest incurred on long-term debt for the three month periods ended March 31, 2005 and 2006 amounted to $1,154 and $573, respectively. Of the above amounts, $62 and $0, were capitalized as part of the vessel cost for advances paid for vessels under construction for the three month periods ended March 31, 2005 and 2006, respectively. Interest expense on long-term debt, net of interest capitalized, is included in interest and finance costs in the accompanying unaudited consolidated statements of income.

8.    Contingencies:

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying interim consolidated financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying interim consolidated financial statements. A minimum of up to $1 billion of the liabilities associated with the individual vessels actions, mainly for sea pollution, are covered by the Protection and Indemnity (P&I) Club insurance.

9.    Common Stock and Additional Paid-In Capital:

  (a)
  Preferred stock and common stock: Under the amended articles of incorporation in February 2005, discussed in Note 1, the Company's authorized capital stock consists of 100,000,000 shares (all in registered form) of common stock, par value $0.01 per share and of 25,000,000 shares (all in registered form) of preferred stock, par value $0.01 per share. On the date of the amended articles of incorporation, the Company reduced the par value of the 150,000 shares of Diana Shipping Investment Corp. from $10.00 per share to $0.01 per share and issued in the form of dividends 27,475,000 new shares of common stock at their par value. The share and per share amounts included in the accompanying interim consolidated financial statements have been restated to reflect the stock dividend of 27,475,000 shares. The holders of the common shares are entitled to one vote on all matters submitted to a vote of stockholders and to receive all dividends, if any.

  (b)
  Additional paid-in capital: The amounts shown in the accompanying consolidated balance sheets, as additional paid-in capital, represent (i) payments made by the stockholders at various dates to finance vessel acquisitions in excess of the amounts of bank loans obtained and advances for working capital purposes, (ii) payments made by the stockholders in excess of the par value of common stock purchased by them, (iii) the value of executive management services provided through the management agreement with DSS to the Company until consummation of the initial public offering, as well as the value of the lease expense for the office space and of the secretarial services that have been provided to the Company at no additional charge by DSS, and (iv) the difference between the par value of the shares issued in the initial public offering in March 2005 and the follow-on offering in December 2005 and the net proceeds obtained for those shares.

  The value of the executive management services (until consummation of the Company's initial public offering in March 2005) and rent for the three month periods ended March 31, 2005 and 2006, amounted to $342 and $76, respectively, and is separately reflected in the accompanying unaudited consolidated statements of income. The value of the services was determined by reference to the amounts of the employment agreements signed between the Company and its executives. The value of the rent, for the free office space was determined by the lease agreement between DSS and the company that acquired the office space previously owned by DSS.

  (c)
  Incentive plan: In February 2005, the Company adopted an equity incentive plan which entitles the Company's officers, key employees and directors to receive options to acquire the Company's common stock. A total of 2,800,000 shares of common stock are reserved for issuance under the plan. The plan is administered by the Company's Board of Directors. Under the terms of the plan, the Company's Board of Directors will be able to grant new options exercisable at a price per share to be determined by the Company's Board of Directors. No options will be exercisable until at least two years after the closing of the initial public offering discussed above. Any shares received on exercise of the options will not be able to be sold until three years after the closing of the initial public offering. All options will expire 10 years from the date of grant. The plan will expire 10 years from the closing of the initial public offering. As of March 31, 2006, no options were granted under the plan.

10.    Subsequent Events:

  (a)
  Acquisition of DSS and draw down of loan: On March 27, 2006, the stockholders of DSS provided notice to the Company of their exercise of the option to sell all, but not less than all, of their outstanding shares of DSS to the Company for $20,000 in cash, pursuant to the option agreement signed in February 2005 (Note 2(b)). The acquisition of DSS was consummated on April 1, 2006 and DSS became a wholly-owned subsidiary from that date. On May 5, 2006, the Company drew down $20,000 under the revolving credit facility to finance this acquisition. The Company will record the transaction at historical cost due to the fact that, when the agreement was signed, DSS and the Company were under common control. The amount in excess of DSS's historical book value will be considered a preferential deemed dividend (approximately $20,155 at March 31, 2006) and will be reflected as a reduction in net income available to common stockholders in the second quarter of 2006 when the acquisition is consummated.

  (b)
  Amendment of credit terms of the revolving credit facility: On May 24, 2006, the Company entered into an agreement to amend the $230 million revolving credit facility of February

    2005. The Company, upon signing of the amended agreement, paid financing costs amounting to $100. Pursuant to the terms and conditions of the amended agreement:

    •
    The amount of the revolving credit facility is increased to $300 million, providing up to $50 million (from $30 million) for working capital requirements out of which up to $20 million for the acquisition of DSS. The Company is permitted to borrow amounts up to the facility limit, provided that conditions to drawdown are satisfied and that borrowings do not exceed 75% of the aggregate value of the mortgaged vessels.

    •
    The facility is available in full for six years (from five years) from May 24, 2006, the new availability date. At the end of the sixth year it will be reduced by $15 million (instead of $20 million) and over the remaining period of four years will be reducing in semiannual amounts of $15 million (instead of $13.5 million) with a final reduction of $165 million (instead of $75 million) together with the last semi annual reduction.

    •
    Vessels Thetis and Erato (previously excluded) are subject to the credit facility's security by a first priority mortgage.

  The credit facility financial covenants were amended as follows:

  •
  Adjusted net worth (total Assets less total Debt) decreased to $150 million (from $200 million)

  •
  Adjusted net worth decreased to 25% of total Assets (from 35%)

  •
  Minimum required security cover (the excess of the aggregate market value of the mortgaged vessels to the outstanding balance of the credit facility) decreased to 120% (from 130%);

  •
  Minimum liquid funds of the mortgaged vessels decreased to $400 (from $750). Such covenant is also amended to exclude the amount of the available commitment, other than the amounts that are immediately available for drawing under the working capital element of the facility. Furthermore, the new covenant requires the minimum liquid funds to be maintained in accounts with the lender.

  (c)
  Declaration of dividends: On May 11, 2006, the Company declared dividends amounting to $15,525, or $0.345 per share, payable on or about June 8, 2006 to stockholders of record as of May 18, 2006.

$500,000,000

Diana Shipping Inc.

Through this prospectus, we may periodically offer:

  (1)
  our common shares,

  (2)
  our preferred shares,

  (3)
  our debt securities, which may be guaranteed by one or more of our subsidiaries,

  (4)
  our warrants,

  (5)
  our purchase contracts, and

  (6)
  our units.

        The aggregate offering price of all securities issued under this prospectus may not exceed $500,000,000.

        The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

        Our common shares are currently listed on the New York Stock Exchange under the symbol "DSX".

        The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

        An investment in these securities involves risks. See the section entitled "Risk Factors" beginning on page 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	7
USE OF PROCEEDS	17
FORWARD LOOKING STATEMENTS	17
RATIO OF EARNINGS TO FIXED CHARGES	18
CAPITALIZATION	19
PLAN OF DISTRIBUTION	20
ENFORCEMENT OF CIVIL LIABILITIES	21
DESCRIPTION OF CAPITAL STOCK	22
DESCRIPTION OF WARRANTS	28
DESCRIPTION OF DEBT SECURITIES	29
DESCRIPTION OF PURCHASE CONTRACTS	38
DESCRIPTION OF UNITS	38
EXPENSES	39
LEGAL MATTERS	39
EXPERTS	39
WHERE YOU CAN FIND ADDITIONAL INFORMATION	40

        Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

        This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

        This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information".

PROSPECTUS SUMMARY

        This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Our Company

        We are Diana Shipping Inc., a Marshall Islands company that owns and operates dry bulk carriers that transport iron ore, coal, grain and other dry cargoes along worldwide shipping routes. We priced the initial public offering of our common shares on March 17, 2005, at which time our common shares commenced trading on the New York Stock Exchange under the symbol "DSX". We priced our secondary offering on December 6, 2005.

        Our fleet consists of twelve modern Panamax dry bulk carriers and one Capesize dry bulk carrier that, as of March 31, 2006, had a combined carrying capacity of 1.1 million dwt and a weighted average age of 3.8 years. During 2004 and 2005 we had a fleet utilization of 99.8% and 99.7%, respectively, our vessels achieved average daily time charter equivalent rates of $25,661 and $27,838, respectively, and we generated revenues of $63.8 million and $103.1 million, respectively.

        Our objective is to expand our presence in the dry bulk shipping industry. In furtherance of this objective, during 2005 we took delivery of two newly built Panamax dry bulk carriers, two secondhand Panamax dry bulk carriers and one secondhand Capesize dry bulk carrier. In addition, we took delivery of a newly built Panamax dry bulk carrier in January 2006.

        Effective April 1, 2006 we have acquired our vessel management company, Diana Shipping Services S.A., or DSS, and have brought the commercial and technical management of our vessels in-house.

Our Fleet

        The following table presents certain information concerning the dry bulk carriers in our fleet.

Vessel	Operating Status	Dwt	Age(1)	Sister Ship(2)
Nirefs	Delivered Jan. 2001	75,311	5.2 years	A
Alcyon	Delivered Feb. 2001	75,247	5.1 years	A
Triton	Delivered March 2001	75,336	5.0 years	A
Oceanis	Delivered May 2001	75,211	4.8 years	A
Dione	Acquired May 2003	75,172	5.2 years	A
Danae	Acquired July 2003	75,106	5.2 years	A
Protefs	Delivered Aug. 2004	73,630	1.6 years	B
Calipso	Delivered Feb. 2005	73,691	1.2 years	B
Pantelis SP	Delivered Feb. 2005	169,883	7.1 years	—
Clio	Delivered May 2005	73,691	0.9 years	B
Erato	Acquired Nov. 2005	74,444	1.6 years	C
Thetis	Acquired Nov. 2005	73,583	1.7 years	B
Coronis	Delivered Jan. 2006	74,381	0.2 years	C

(1)
As of March 31, 2006.

(2)
Each dry bulk carrier is a sister ship of each other bulk carrier that has the same letter.

        We charter our dry bulk carriers to customers primarily pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges, excluding commissions. We remain responsible for paying the chartered vessel's operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. We also pay commissions ranging from 1.25% to 5.0% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter.

        We strategically monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, adjust the charter hire periods for our vessels according to prevailing market conditions. Historically, we have employed our vessels on primarily short-term time charters that have ranged in duration from 12 days to 12 months, which we believe have provided us with flexibility in responding to market developments and have assisted us in enhancing the amount of charter hire that we are paid. As contemplated by our business strategy, however, we have also entered into time charters in excess of 18 months for five of the vessels in our fleet. We may in the future extend the charter periods for additional vessels in our fleet to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters.

        We carry out the commercial, technical and strategic management of our fleet in house through a wholly-owned subsidiary.

Our Competitive Strengths

        We believe that we possess a number of strengths that provide us with a competitive advantage in the dry bulk shipping industry:

  •
  We own a modern, high quality fleet of dry bulk carriers. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

  •
  Our fleet includes three groups of sister ships. We believe that maintaining a fleet that includes sister ships enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. The uniform nature of sister ships also improves our operating efficiency by allowing our fleet manager to apply the technical knowledge of one vessel to all vessels of the same series, and creates economies of scale that enable us to realize cost savings when maintaining, supplying and crewing our vessels.

  •
  We have an experienced management team. Our management team consists of experienced executives who have on average more than 20 years of operating experience in the shipping industry and have demonstrated ability in managing the commercial, technical and financial areas of our business. Our management team is led by Mr. Simeon Palios, a qualified naval architect and engineer who has 38 years of experience in the shipping industry.

  •
  Internal Management of Vessel Operations. Effective April 1, 2006 we acquired our vessel manager and now conduct all of the commercial and technical management of our vessels in-house. We believe that providing our own commercial and technical management provides us a competitive advantage over many of our competitors by allowing us to more closely monitor our operations and offer a high quality of performance, reliability and efficiency.

  •
  We benefit from strong relationships with members of the shipping and financial industries. We have developed strong relationships with major international charterers, shipbuilders and financial institutions that we believe are the result of the quality of our operations, the strength of our management team and our reputation for dependability.

  •
  We have a strong balance sheet and a relatively low level of indebtedness. We believe that our strong balance sheet and relatively low level of indebtedness enhances our ability to draw on our credit facility in connection with future acquisitions and enable us to use cash flow that would otherwise be dedicated to debt service for other purposes, including funding operations and making dividend payments.

Our Business Strategy

        Our main objective is to manage and expand our fleet in a manner that enables us to pay attractive dividends to our stockholders. To accomplish this objective, we intend to:

  •
  Continue to operate a high quality fleet. We intend to limit our acquisition of ships to vessels that meet rigorous industry standards and that are capable of meeting charterer certification requirements. We intend to preserve the quality of our fleet through regular inspections of our vessels and a comprehensive maintenance program.

  •
  Strategically expand the size of our fleet. We intend to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to dividends per share. We expect to focus our dry bulk carrier acquisitions primarily on Panamax and Capesize dry bulk carriers. We intend to continue to monitor developments in market conditions regularly, and expect to acquire vessels in the future when those acquisitions would, in our view, present favorable investment opportunities.

  •
  Pursue an appropriate balance of short-term and long-term time charters. We historically have chartered our vessels to customers primarily pursuant to short-term time charters, which we believe have generally increased our flexibility in responding to market developments and assisted us in enhancing the amount of charter hire rates that we are paid. We have also entered into time charters in excess of 18 months for five of the vessels in our fleet and may in the future extend the charter periods for additional vessels to take advantage of the relatively stable cash flow and high utilization rates that are associated with long-term time charters.

  •
  Maintain a strong balance sheet with low leverage. In the future, we expect to draw funds under our credit facility to fund vessel acquisitions and to finance our acquisition of our fleet manager. We intend to repay our acquisition related debt from time to time with the net proceeds of equity issuances. We intend to limit the amount of indebtedness that we have outstanding at any time to relatively conservative levels.

  •
  Maintain low cost, highly efficient operations. We intend to actively monitor and control vessel operating expenses without compromising the quality of our vessel management by utilizing regular inspection and maintenance programs, employing and retaining qualified crew members and taking advantage of the economies of scale that result from operating sister ships.

  •
  Capitalize on our established reputation. We intend to capitalize on our reputation for maintaining high standards of performance, reliability and safety in establishing and maintaining relationships with major international charterers who consider the reputation of a vessel owner and operator when entering into time charters and with shipyards and financial institutions who consider reputation to be an indicator of creditworthiness.

Corporate Structure

        Diana Shipping Inc. is a holding company incorporated under the laws of the Marshall Islands. We own each of our vessels through separate wholly-owned subsidiaries incorporated in the Republic of Panama. We maintain our principal executive offices at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30 (210) 947-0100.

The Securities We May Offer

        We may use this prospectus to offer up to $500,000,000 of:

  •
  common shares;

  •
  preferred shares;

  •
  debt securities, which may be guaranteed by one or more of our subsidiaries;

  •
  warrants;

  •
  purchase contracts; and

  •
  units.

        We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

        A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

        The following risk factors and other information included in this prospectus should be carefully considered before making an investment decision. In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered thereby. The occurrence of any of the events described in this section or in any prospectus supplement could significantly and negatively affect our business, financial condition, operating results or cash available for dividends or the trading price of our common shares and cause you to lose all or part of your investment.

Industry Specific Risk Factors

Charter hire rates for dry bulk carriers may decrease in the future, which may adversely affect our earnings

        The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of dry bulk carriers has varied widely. Charter hire rates for Panamax and Capesize dry bulk carriers have declined from their historically high levels. Because we generally charter our vessels pursuant to short-term time charters, we are exposed to changes in spot market rates for dry bulk carriers and such changes may affect our earnings and the value of our dry bulk carriers at any given time. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends to our stockholders. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

        Factors that influence demand for vessel capacity include:

  •
  demand for and production of dry bulk products;

  •
  global and regional economic and political conditions;

  •
  the distance dry bulk is to be moved by sea; and

  •
  changes in seaborne and other transportation patterns.

        The factors that influence the supply of vessel capacity include:

  •
  the number of newbuilding deliveries;

  •
  port and canal congestion;

  •
  the scrapping rate of older vessels;

  •
  vessel casualties; and

  •
  the number of vessels that are out of service.

        We anticipate that the future demand for our dry bulk carriers will be dependent upon continued economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk carrier fleet and the sources and supply of dry bulk cargo to be transported by sea. The capacity of the global dry bulk carrier fleet seems likely to increase and there can be no assurance that economic growth will continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow under our credit facility

        The fair market values of our vessels have generally experienced high volatility. The market prices for secondhand Panamax and Capesize dry bulk carriers have declined from historically high levels. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of newbuildings. If the market value of our fleet declines, we may not be able to draw down the full amount of our credit facility and we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all.

The market values of our vessels may decrease, which could cause us to breach covenants in our credit facility and adversely affect our operating results

        We believe that the market value of our fleet is in excess of amounts required under our credit facility. However, if the market values of our vessels, which have declined from historically high levels, decrease, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time, including covenants in our credit facility. If we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results.

World events could affect our results of operations and financial condition

        Terrorist attacks such as those in New York on September 11, 2001 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our operating results are subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends

        We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect the amount of dividends that we pay to our stockholders from quarter to quarter. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues have historically been stronger in fiscal quarters ended December 31 and March 31. While this seasonality has not materially affected our operating results, it could materially affect our operating results and cash available for distribution to our stockholders as dividends in the future.

Rising fuel prices may adversely affect our profits

        While we generally do not bear the cost of fuel (bunkers) under our charters, fuel is a significant, if not the largest, expense in our shipping operations when vessels are under voyage charter. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports

        The operation of our vessels is affected by the requirements set forth in the United Nations' International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this prospectus, each of our vessels is ISM code-certified.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

        A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

Company Specific Risk Factors

We are dependent on short-term time charters in a volatile shipping industry and a decline in charter hire rates would affect our results of operations and ability to pay dividends

        We charter our vessels primarily pursuant to short-term time charters, although we have also entered into time charters in excess of 18 months for five of our vessels and we may in the future employ additional vessels on longer term time charters. Currently, four of our vessels are employed on time charters scheduled to expire within the next six months, at which time we expect to enter into new charters for those vessels. Although dependence on short-term time charters is not unusual in the dry bulk shipping industry, the short-term time charter market is highly competitive and spot market charter hire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity. While our focus on the short-term time charter market may enable us to benefit in periods of increasing charter hire rates, we must consistently renew our charters and this dependence makes us vulnerable to declining charter rates. As a result of the volatility in the dry bulk carrier charter market, we may not be able to employ our vessels upon the termination of their existing charters at their current charter hire rates. The dry bulk carrier charter market is volatile, and in the past short-term time charter and spot market charter rates for dry bulk carriers have declined below operating costs of vessels. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably or to pay you dividends.

Our earnings may be adversely affected if we are not able to take advantage of favorable charter rates

        We charter our dry bulk carriers to customers primarily pursuant to short-term time charters that range in duration from 12 days to 12 months. However, we have also entered into time charters in excess of 18 months for five of our vessels. We may in the future extend the charter periods for additional vessels in our fleet. While we believe that longer-term charters provide us with relatively stable cash flows and higher utilization rates than shorter-term charters, our vessels that are committed to longer-term charters may not be available for employment on short-term charters during periods of increasing short-term charter hire rates when these charters may be more profitable than long-term charters.

We cannot assure you that our board of directors will declare dividends

        Our policy is to declare quarterly distributions to stockholders by each February, May, August and November substantially equal to our available cash from operations during the previous quarter after cash expenses and reserves for scheduled drydockings, intermediate and special surveys and other purposes as our board of directors may from time to time determine are required, after taking into account contingent liabilities, the terms of our credit facility, our growth strategy and other cash needs and the requirements of Marshall Islands law. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy and provisions of Marshall Islands law affecting the payment of dividends. The international dry bulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.

        We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in this section of the prospectus. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

        Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends. We can give no assurance that dividends will be paid in the amounts anticipated in this prospectus or at all.

We may have difficulty managing our planned growth properly

        In 2005, we took delivery of five vessels, two new building Panamax dry bulk carriers, two secondhand Panamax dry bulk carriers and one secondhand Capesize dry bulk carrier. In January 2006, we took delivery of one additional newly built Panamax dry bulk carrier. The addition of these vessels to our fleet has resulted in a significant increase of the size of our fleet and has imposed significant additional responsibilities on our management and staff. While we expect our fleet to grow further, this may require us to increase the number of our personnel. We will also have to increase our customer base to provide continued employment for the new vessels. In addition, our acquisition of our fleet manager, on April 1, 2006, has imposed further requirements upon our management and staff.

        Our future growth will primarily depend on our ability to:

  •
  locate and acquire suitable vessels;

  •
  identify and consummate acquisitions or joint ventures;

  •
  enhance our customer base;

  •
  manage our expansion; and

  •
  obtain required financing on acceptable terms.

        Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

We cannot assure you that we will be able to borrow amounts under our credit facility and restrictive covenants in our credit facility may impose financial and other restrictions on us

        We entered into a secured revolving credit facility with The Royal Bank of Scotland Plc in February 2005, which we have already used and intend to use in the future to finance future vessel acquisitions and our working capital requirements. Our ability to borrow amounts under the credit facility is subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Prior to each drawdown, we are required, among other things, to provide the lender with acceptable valuations of the vessels in our fleet confirming that the vessels in our fleet have a minimum value and that the vessels in our fleet that secure our obligations under the facility are sufficient to satisfy minimum security requirements. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under the credit facility without obtaining a waiver or consent from the lender. We will also not be permitted to borrow amounts under the facility if we experience a change of control.

        The credit facility also imposes operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

  •
  pay dividends or make capital expenditures if we do not repay amounts drawn under our credit facility, if there is a default under the credit facility or if the payment of the dividend or capital expenditure would result in a default or breach of a loan covenant;

  •
  incur additional indebtedness, including through the issuance of guarantees;

  •
  change the flag, class or management of our vessels;

  •
  create liens on our assets;

  •
  sell our vessels;

  •
  enter into a time charter or consecutive voyage charters that have a term that exceeds, or which by virtue of any optional extensions may exceed, thirteen months;

  •
  merge or consolidate with, or transfer all or substantially all our assets to, another person; and

  •
  enter into a new line of business.

        Therefore, we may need to seek permission from our lender in order to engage in some corporate actions. Our lender's interests may be different from ours and we cannot guarantee that we will be able to obtain our lender's permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

We cannot assure you that we will be able to refinance indebtedness incurred under our credit facility

        We intend to finance our future vessel acquisitions initially with secured indebtedness drawn under our credit facility. While we intend to refinance amounts drawn under our credit facility with the net proceeds of future equity offerings, we cannot assure you that we will be able to do so on terms that are acceptable to us or at all. If we are not able to refinance these amounts with the net proceeds of equity offerings on terms acceptable to us or at all, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our credit facility or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes. If we are unable to meet our debt obligations, or if we otherwise default under our credit facility or an alternative financing arrangement, our lender could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization

        While we have the right to inspect previously owned vessels prior to our purchase of them and we intend to inspect all secondhand vessels that we acquire in the future, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources

        We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations

        Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into employment contracts with our Chairman and Chief Executive Officer, Mr. Simeon Palios, our Chief Financial Officer and Treasurer, Mr. Andreas Michalopoulos, our President, Mr. Anastassis Margaronis, our Vice President and Head of Corporate Development, Mr. Konstantinos Koutsomitopoulos and our Vice President, Mr. Ioannis Zafirakis. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. It is noted that Mr. Konstantinos Koutsomitopoulos resigned from the position of Chief Financial Officer and Treasurer and was replaced by Mr. Andreas Michalopoulos effective March 8, 2006. The loss of any of these individuals if we are not able to retain qualified replacements could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not currently, nor do we intend to, maintain "key man" life insurance on any of our officers.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price

        The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

  •
  marine disaster;

  •
  environmental accidents;

  •
  cargo and property losses or damage;

  •
  business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

  •
  piracy.

        Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance

        We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings

        In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of March 31, 2006, the thirteen vessels in our fleet had a weighted average age of 3.8 years and a combined carrying capacity of 1.1 million dwt. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We may have to pay tax on United States source income, which would reduce our earnings

        Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for any deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder in August of 2003 and effective for calendar year taxpayers such as us on January 1, 2005.

        Prior to our secondary offering in December 2005, based on a literal reading of the Section 883 regulation's treatment of holders of bearer shares as non-qualified shareholders, we did not qualify for this statutory tax exemption for the 2005 taxable year since holders of bearer shares beneficially owned 51.80% of our stock. Nevertheless, we believe our facts are distinguishable from those which the regulations were intended to address and therefore, we intend to take the position that we qualify for this statutory tax exemption for United States federal income tax purposes for 2005. We can give no assurance, however, that we would prevail if our position were challenged on audit.

        After our secondary offering in December 2005, as a result of the percentage ownership of our stock held by holders of bearer shares being reduced to 46.04% and the commitment of Zoe S. Company Ltd., the owner of 11.22% of our stock, to procure the submission of ownership statements evidencing the status of its ultimate beneficial owners as qualified shareholders in accordance with the Section 883 regulations, we expect that we and each of our subsidiaries will qualify for exemption under

Section 883 for 2006, assuming that for more than half the days of the year, the ownership of our shares by holders of bearer shares remains below 50%, there are no other owners of 5% or more of our stock other than Zoe S. Company during such period, and Zoe S. Company Ltd. procures the submission of the ownership statements evidencing the qualified shareholder status of its ultimate beneficial owners for such period. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption. For example, if other shareholders with a five percent or greater interest in our stock were to acquire and hold our stock for more than half the days of the year and we could not obtain ownership statements from them evidencing their qualified shareholder status, our eligibility to qualify for exemption under Section 883 would depend upon taking the same position as to the holders of bearer shares as we intend to take on our U.S. tax returns for 2005 and as indicated above, we can give no assurance that we would prevail if our position were challenged on audit.

        If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders. For the 2005 taxable year, we estimate that our maximum United States federal income tax liability would be immaterial if we were to be subject to this taxation.

United States tax authorities could treat us as a "passive foreign investment company", which could have adverse United States federal income tax consequences to United States holders

        A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

        Based on our current and proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common shares.

We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance

        We have historically derived a significant part of our revenues from a small number of charterers. During the year ended December 31, 2005, approximately 63% of our revenues derived from four charterers and in 2004 approximately 76% of our revenues also derived from four charterers. If one or more of our charterers chooses not to charter our vessels or is unable to perform under one or more charters with us and we are not able to find a replacement charter, we could suffer a loss of revenues that could adversely affect our financial condition, results of operations and cash available for distribution as dividends to our stockholders.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition

        If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of cash that we have available for dividends. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay drydocking costs not covered by our insurance.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments

        We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to obtain funds from other sources to pay dividends.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels

        Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional seafarers and shoreside administrative and management personnel. While we have not experienced any difficulty in recruiting to date, we cannot guarantee that we will be able to continue to hire suitable employees as we expand our fleet. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our stockholders may be reduced.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.

FORWARD LOOKING STATEMENTS

        Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

        We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words "believe", "anticipate", "intend", "estimate", "forecast", "project", "plan", "potential", "will", "may", "should", "expect" and similar expressions identify forward-looking statements.

        The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

        In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the dry bulk vessel market, changes in the company's operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of dry bulk vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years(1).

	Year ended December 31,
	2005		2004		2003		2002		2001
	(in thousands of U.S. Dollars)
Earnings
Net Income (Loss)	$64,990		$60,083		$9,489		$76		$(392)
Add: Fixed charges	2,093		2,470		1,848		2,001		2,893

	67,083		62,553		11,337		2,077		2,501
Less: Interest capitalized	122		339		91		0		203

Total Earnings	$66,961		$62,214		$11,246		$2,077		$2,298

Fixed Charges
Interest expensed and capitalized	1,503		2,382		1,775		1,940		2,556
Amortization and write-off of capitalized expenses relating to indebtedness	590		88		73		61		337

Total Fixed Charges	$2,093		$2,470		$1,848		$2,001		$2,893

Ratio of Earnings to Fixed Charges	32.0	x	25.2	x	6.1	x	1.0	x	0.8	x
Dollar Amount (in thousands) of Deficiency in Earnings to Fixed Charges	n/a		n/a		n/a		n/a		$595

(1)
We have not issued any preferred stock as of the date of this prospectus.

        For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income plus interest expensed and amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized and amortization and write-off of capitalized expenses relating to indebtedness.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at December 31, 2005, on an actual basis and as adjusted to give effect to (i) the payment of $18.0 million dividend declared in February 2006, (ii) the incurrence of $58.5 million indebtedness under our revolving credit facility to fund both the balance of the purchase price of the Coronis delivered in January 2006 as well as the acquisition of our fleet manager, effective April 1, 2006, and (iii) the estimated $19.5 million preferential deemed dividend we expect to record in connection with our acquisition of our fleet manager.

        There have been no significant changes to our capitalization since December 31, 2005, as so adjusted.

	As of December 31, 2005
	Actual	As Adjusted
	(in thousands of U.S. dollars)
Debt:
Current portion of long term debt	$—	$—
Long-term debt, net of current portion	12,925	71,425

Total Debt	$12,925	$71,425
Stockholders' equity:
Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued	$—	$—
Common shares, $0.01 par value; 100,000,000 shares authorized; 45,000,000 shares issued and outstanding, actual	450	450
Additional paid-in capital	296,831	296,831
Retained earnings (accumulated deficit)	26,877	(10,623)

Total stockholders' equity	324,158	286,658

Total capitalization	$337,083	$358,083

PLAN OF DISTRIBUTION

        We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        In addition, we may sell some or all of the securities included in this prospectus through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

  •
  enter into transactions involving short sales of the common shares by broker-dealers;

  •
  sell common shares short themselves and deliver the shares to close out short positions;

  •
  enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

  •
  loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

        At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

        We will bear costs relating to all of the securities being registered under this Registration Statement.

        Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

ENFORCEMENT OF CIVIL LIABILITIES

        Diana Shipping Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our amended and restated articles of incorporation and bylaws. We refer you to our amended and restated articles of incorporation and bylaws, copies of which have been filed as exhibits to our registration statement filed in connection with our initial public offering and incorporated by reference herein.

Purpose

        Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Authorized Capitalization

        Under our amended and restated articles of incorporation, as of March 31, 2006, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, of which 45,000,000 shares were issued and outstanding, and 25,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. All of our shares of stock are in registered form.

Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  (a)
  the designation of the series;

  (b)
  the number of shares of the series;

  (c)
  the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

  (d)
  the voting rights, if any, of the holders of the series.

Directors

        Our directors are elected by a majority of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.

        Our board of directors must consist of at least one member. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board. Each director shall be elected to serve until the next annual meeting of stockholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Stockholder Meetings

        Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by stockholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

        Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Stockholders' Derivative Actions

        Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to our directors and offices and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

        The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

        Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders

        Our amended and restated articles of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated articles of incorporation and our bylaws provide that, subject to certain exceptions, our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Stockholder Rights Plan

General

        Each share of our common stock includes one right, which we refer to as a right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and Computershare Trust Company Inc., as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

        The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our existing stockholders prior to the offering.

        We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

        The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

  (e)
  10 days following a public announcement that a person or group of affiliated or associated persons or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock; or

  (f)
  10 business days following the start of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

        Persons who are our stockholders on the effective date of the rights agreement are excluded from the definition of "acquiring person" until such time as they acquire an additional 15% of our outstanding common stock for purposes of the rights, and therefore until such time, their ownership cannot trigger the rights. In addition, any person that acquires from an existing stockholder of common stock that would otherwise result in that person becoming an "acquiring person" will not become an acquiring person due to that acquisition. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

        Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

        Until the rights distribution date:

  (g)
  our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

  (h)
  any new common stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

        As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

        We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to certain kinds of permitted offers. An offer is permitted under the rights agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.

        If a flip-in event occurs and we have not previously redeemed the rights as described under the heading "Redemption of Rights" below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the rights as described under the heading "Exchange of Rights" below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

        When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

Flip-Over Event

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

  (i)
  we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

  (j)
  50% or more of our assets or earning power is sold or transferred.

        If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

Antidilution

        The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the rights distribution date. With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

        At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

Exchange of Rights

        We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the rights agreement.

Amendment of Terms of Rights

        During the time the rights are redeemable, we may amend any of the provisions of the rights agreement, other than by decreasing the redemption price. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement, other than to decrease the redemption price, only as follows:

  (k)
  to cure any ambiguity, defect or inconsistency;

  (l)
  to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

  (m)
  to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

Transfer Agent

        The registrar and transfer agent for the common stock is Computershare Trust Company, Inc.

Listing

        Shares of our common stock are listed on the New York Stock Exchange under the symbol "DSX."

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies, in which the price of such warrants will be payable;

  •
  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

  •
  the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of any material United States Federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as "subsequent filings". The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures". Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

        Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

        Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

        Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

        You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

  •
  the designation, aggregate principal amount and authorized denominations;

  •
  the issue price, expressed as a percentage of the aggregate principal amount;

  •
  the maturity date;

  •
  the interest rate per annum, if any;

  •
  if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

  •
  any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

  •
  the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

  •
  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

  •
  if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

  •
  any events of default not set forth in this prospectus;

  •
  the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

  •
  if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made; o whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

  •
  if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

  •
  if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

  •
  any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

  •
  whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

  •
  any terms with respect to subordination;

  •
  any listing on any securities exchange or quotation system;

  •
  additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

  •
  the applicability of any guarantees.

        Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

        Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

        Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

        We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

        We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

        We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

        In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

        If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

        If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

        Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

        Senior debt means:

  •
  the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

  •
  all capitalized lease obligations;

  •
  all hedging obligations;

  •
  all obligations representing the deferred purchase price of property; and

  •
  all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

  •
  but senior debt does not include:

  •
  subordinated debt securities; and

  •
  any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

        Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

  •
  the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

  •
  the ability to make certain payments, dividends, redemptions or repurchases;

  •
  our ability to create dividend and other payment restrictions affecting our subsidiaries;

  •
  our ability to make investments;

  •
  mergers and consolidations by us or our subsidiaries;

  •
  sales of assets by us;

  •
  our ability to enter into transactions with affiliates;

  •
  our ability to incur liens; and

  •
  sale and leaseback transactions.

Modification of the Indentures

        Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

  (1)
  changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such Section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

  (3)
  reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

  (4)
  waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

  (5)
  makes the principal of or interest, if any, on any security payable in any currency other than that stated in the Security;

  (6)
  makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

  (7)
  waives a redemption payment with respect to any Security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

        Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

  •
  default in any payment of interest when due which continues for 30 days;

  •
  default in any payment of principal or premium when due;

  •
  default in the deposit of any sinking fund payment when due;

  •
  default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

  •
  default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

  •
  events of bankruptcy, insolvency or reorganization.

        An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

        There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

        In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

        Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

        Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

        The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

        The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

        A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

        Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

        We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

        Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

        So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

        The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

        We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

        Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

  •
  the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

  •
  we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

  •
  there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

        Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

        In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

        DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

        To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

        Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

        If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

        To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

        DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

        We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

  •
  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

  •
  currencies; or

  •
  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

  •
  the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

        The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$53,500
Blue sky fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
NYSE Supplemental Listing Fee	$	*
Rating agency fees	$	*
Accounting fees and expenses	$	*
Indenture Trustee fees and expenses	$	*
Transfer Agent fees	$	*
Miscellaneous	$	*

Total	$	*

*
To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Island law.

EXPERTS

        The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.'s Annual Report on Form 20-F for the year ended December 31, 2005, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as stated in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

        We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

        The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Commission on April 13, 2006, and amended on April 14, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

  •
  The description of our securities contained in (a) our Registration Statement on Form F-1, File No. 333-123052, as amended, filed with the SEC on March 15, 2005, (b) our Registration Statement on Form F-1, File No. 333-129726, as amended, filed with the SEC on November 16, 2005 and (c) any amendment or report filed for the purpose of updating that description.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

        You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

  Diana Shipping Inc.
  Pendelis 16
  175 64 Palaio Faliro
  Athens, Greece
  (30) 210 947-0100

Information provided by the Company

        We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish semi-annual reports containing selected unaudited financial data for the first six months of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer", we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

7,000,000 Shares

Common Stock

PROSPECTUS

June     , 2006

Bear, Stearns & Co. Inc.
Wachovia Securities
BB&T Capital Markets
Dahlman Rose & Co., LLC
Morgan Keegan & Company, Inc.

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
DRY BULK SHIPPING INDUSTRY DATA
PROSPECTUS SUPPLEMENT SUMMARY
The Offering
Risk Factors
Summary Consolidated Financial and Other Data
RISK FACTORS
Industry Specific Risk Factors
Company Specific Risk Factors
Risks Relating to Our Common Stock
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE INTERNATIONAL DRY BULK SHIPPING INDUSTRY
Dry Bulk Fleet Profile as at end of March 2006
Baltic Exchange Freight Indices (index points)
Time Charter Rates (in U.S. dollars per day)
Dry Bulk Carrier Newbuilding Prices (in millions of U.S. dollars)
Dry Bulk Carrier Secondhand Prices (in millions of U.S. dollars)
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
TAX CONSIDERATIONS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
GLOSSARY OF SHIPPING TERMS
DIANA SHIPPING INC. INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
DIANA SHIPPING INC. CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2005 AND MARCH 31, 2006 (UNAUDITED) (Expressed in thousands of U.S. Dollars — except for share and per share data)
DIANA SHIPPING INC. CONSOLIDATED UNAUDITED STATEMENTS OF INCOME FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2005 AND 2006 (Expressed in thousands of U.S. Dollars—except for share and per share data)
DIANA SHIPPING INC. CONSOLIDATED UNAUDITED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2005 AND 2006 (Expressed in thousands of U.S. Dollars—except for share and per share data)
DIANA SHIPPING INC. CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2005 AND 2006 (Expressed in thousands of U.S. Dollars—except for share and per share data)
DIANA SHIPPING INC. NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2006 (Expressed in thousands of U.S. Dollars—except share and per share data, unless otherwise stated)
TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
Industry Specific Risk Factors
Company Specific Risk Factors
USE OF PROCEEDS
FORWARD LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
PLAN OF DISTRIBUTION
ENFORCEMENT OF CIVIL LIABILITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PURCHASE CONTRACTS
DESCRIPTION OF UNITS
EXPENSES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION